EXHIBIT 10.37

EXECUTION VERSION

Dated 31 October 2012
(1) ALLY INSURANCE HOLDINGS, INC. (2) IGI GROUP LIMITED (3) ALLY FINANCIAL INC.
SALE AND PURCHASE AGREEMENT relating to the sale of Car Care Plan (Holdings) Limited

CONTENTS
Clause        Page

1.	Definitions and interpretation 1

2.	Agreement to sell and purchase 16

3.	Purchase price 16

4.	Conditions 18

5.	Completion 25

6.	Seller's Warranties 27

7.	Buyer's warranties 30

8.	Covenant of Ally Financial 32

9.	Indemnities and covenants to pay 36

10.	Confidentiality and announcements 46

11.	Dealing with and voting on the shares 48

12.	Costs 48

13.	Entire agreement 48

14.	Continuing effect 49

15.	Liability and invalidity 49

16.	Amendments and waivers 50

17.	Further assurance and assistance 50

18.	Counterparts 52

19.	Assignment and third party rights 52

20.	Notices 53

21.	Governing law and jurisdiction 54

22.	Agent for service 54

Schedules

1.	Details of the CCPH Group

2.	Completion arrangements

3.	Pre-Completion Undertakings

4.	Seller's Warranties

5.	Limitations on claims

6.	The Properties

7.	Key Material Contracts

8.	Purchase price adjustments

9.	Intellectual Property

10.	Key CCPH Customers and Key CCPH Producers

11.	List of persons of whom enquiries have been made

12.	Band 2D and Above Personnel

13.	Company Information Technology

CONTENTS
Clause        Page

14.	Pre-Completion Reorganisation steps

15.	Brazilian Employees steps

16.	Brazilian Employees

17.	CCPH Logo

Annexes
Signing Balance Sheet
Documents referred to in Clause 4.1(d)
Heads of terms referred to in definition of Auto Finance Agreements

Documents in the Agreed Terms
Deed of Tax Covenant
Disclosure Letter
Transitional Services Agreement
Letters of resignation for directors
North American Reinsurance Agreement
Canada Reinsurance Agreement
Parent Guarantee
iWarranty Software Licence
RSP Application Assignment Agreement
PTC Consent to Licence Assignment
Administration Fees Agreements
Waiver Letter
Amendment Agreement to the Mexican Licence Agreement
CCP Brazil Letter of Support
CCP Brazil Satisfaction of Condition Precedent Letter
Indemnity for lost share certificates
Covisint Domain Name Agreement

THIS AGREEMENT is dated 31 October 2012 and is made between:

(1)
ALLY INSURANCE HOLDINGS, INC., a company incorporated in Delaware, whose registered office is at Corporation Trust Center, 1209 N Orange Street, New Castle County, Wilmington, DE 19801-1120, USA (the "Seller");

(2)
IGI GROUP LIMITED, a company incorporated in England (registered number 01683840), whose registered office is at 11th Floor, Market Square House, St James's Street, Nottingham, NG1 6FG, United Kingdom (the "Buyer"); and

(3)	ALLY FINANCIAL INC., a Delaware corporation whose registered office is at Corporation Trust Center, 1209 N Orange Street, New Castle County, Wilmington, DE 19801-1120, USA ("Ally Financial").
BACKGROUND:

(A)
Car Care Plan (Holdings) Limited is a private company limited by shares incorporated in England and Wales on 7 November 1977 with registered number 01337510 ("CCPH" or the "Company"). Further details of CCPH are set out in Schedule 1, Part 1 (Details of the Company).

(B)	The companies of which details are set out in Schedule 1, Part 2 (Details of the Subsidiaries) are subsidiaries of CCPH.

(C)	The branch offices of which details are set out in Schedule 1, Part 3 (Details of the Branches) are branch offices of Car Care Plan Limited ("CCPL"), a subsidiary of CCPH.

(D)	The Seller has agreed to sell all of the issued shares in the capital of the Company to the Buyer for the consideration and upon the terms set out in this Agreement.

(E)	Ally Financial is joined as a party to this Agreement for the purposes of Clause 8 only.
IT IS AGREED that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms
In this Agreement and the Background save as the context may otherwise require:
"31 December 2011 Accounts" means the balance sheets and income statements of each of CCPH, Shanghai Response, CCP Mexico and the Subsidiaries as at 31 December 2011 as set out in documents 2.1.9.17 and 2.1.8.7 of the Data Room;
"ABA Seguros" means ABA Seguros S.A de C.V;
"Accounts Date" means 31 December 2011;
"Actual Technical Reserves" has the meaning given in Paragraph 3.2(a)(iii) of Schedule 8 (Technical reserves);

"Accounts" means the audited balance sheets of each of CCPH and each of the Subsidiaries (other than Shanghai Response) as at the Balance Sheet Date in respect of the Financial Year ended on the Balance Sheet Date and the audited profit and loss accounts of each of CCPH and each of the Subsidiaries (other than Shanghai Response) and the audited financial and accounting report of Shanghai Response in respect of the Financial Year ended on the Balance Sheet Date;
"Adequate Procedures" means the adequate procedures referred to in section 7(2) of the Bribery Act 2010 and the guidance issued by the Ministry of Justice pursuant to section 9 of the Bribery Act 2010 designed to prevent the relevant organisation's associated persons from bribing another person for the purposes of section 7(3) of the Bribery Act 2010;
"Adjusted Consolidated Tangible Book Value" has the meaning given in Paragraph 5.1(a) of Schedule 8 (Purchase price adjustment);
"Administration Fees Agreements" means the agreements in the Agreed Terms between Universal Warranty Corporation Inc and CCPL and Universal Warranty Corporation Inc and CCPL (Canadian Business);
"Agreed Terms" means, in relation to any document, that document in the terms agreed between the parties and signed or initialled for identification purposes only by or on behalf of each party prior to execution of this Agreement;
"AIC" means the State Administration for Industry and Commerce of China or any other competent authority designated by the State Administration for Industry and Commerce of China;
"Ally Financial Guarantee" means the parent company guarantee between Ally Financial and MMA Holdings UK plc relating to the sale and purchase agreement between CCPH and MMA Holdings UK plc dated 7 April 2011;
"Ally IICL" means Ally International Insurance Company Limited, a company incorporated in Bermuda with registered number 20-1487586, whose registered office is at 29 Richmond Road, PO Box 2014, Hamilton HM HX, Bermuda, being the direct shareholder of Shanghai Response;
"Amendment Agreement to the Mexican Licence Agreement" means the agreement in the Agreed Terms between CCPL and CCP Mexico reducing the term of the Mexican Licence Agreement such that it expires no later than the Completion Date;
"An Bang" means An Bang Property and Casualty Insurance Company, Shanghai Branch;
"An Bang Insurance Policy" means the contractual liability insurance policy issued by An Bang to SGM and/or SGMS for a one year period beginning on 1 June 2011 as amended by the Endorsement dated 1 January 2012 entered into by An Bang and SGM;
"Anti-Bribery Laws" means (to the extent applicable and binding upon the relevant member of the CCPH Group) the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997 and the UN Convention Against Corruption 2003 (in each case as amended from time to time) and any applicable law, rule, regulation and other legally binding measure relating to the prevention of bribery, corruption, fraud or similar activities in any jurisdiction in which any member of the CCPH Group conducts, or has at any time, conducted its business;

"Applicable Law" means any applicable law or regulation in any relevant jurisdiction (including the rules, regulations and directions whether statutory or otherwise of any Regulatory Authority and all laws and regulations pertaining to competition, employment, data privacy, marketing and insurance matters) in each case which has the force of law and any policy, standard, requirement or other matter with which any Regulatory Authority has directed any member (from time to time) of the CCPH Group (which is required to submit to that Regulatory Authority) or the insurance sector (to the extent such direction applies to any relevant member of the CCPH Group) to comply;
"Appointed Representative" means any person or company appointed or intended to be appointed as such by any of the FSA Regulated Entities for the purposes of section 39 of FSMA;
"Auto Finance Agreements" means:

(a)	The Addendum to the Valueguard Extension Agreement to Support the Provision of GAP Insurance for Motor Vehicles in the United Kingdom, between GMAC UK PLC, MICL and CCPL (the “GAP Agreement”); and

(b)
the Addendum to the Wholesale Floor Plan Agreement to Support the Provision of Wholesale Insurance for Motor Vehicles in the United Kingdom, Austria, Belgium, Germany, Italy, the Netherlands and Sweden,

in each case including any amendments, supplements or documents relating to the subject matter thereof, and in each case in a form which reflects the relevant heads of terms set out in the relevant annexes to this Agreement;
"Balance Sheet Date" means 31 December 2011;
"Band 2D and Above Personnel" means the persons set out in Schedule 12 (Band 2D and Above Personnel);
"Bonuses" means any and all CCPH arranged bonus incentive plan arrangements, Ally Annual Incentive Plan payments, retention bonuses payable 30 days after the sale of the CCPH Group and payments accrued in respect of the Ally Financial Inc. Long Term Equity Compensation Incentive Plan, and any discretionary bonuses payable by the Seller;
"Branches" means the branch offices of CCPL registered in Belgium and Russia, further details of which are set out in Schedule 1, Part 3 (Details of the Branches);
"Brazilian Employees" means those employees of the Seller's Group as set out in Schedule 16 who provide services to CCP Brazil at the date of this Agreement and who are proposed to transfer to the CCPH Group immediately prior to Completion and who continue to be employed by GMAC Prestadora de Serviços de Mão-de-Obra Ltda at the relevant transfer date;
"Burdensome Condition" has the meaning given in Clause 4.2(b)(ii) (Obligations on the Buyer regarding satisfaction of the Conditions);
"Business Day" means a day (not being a Saturday or Sunday) when banks are generally open in the City of London for the transaction of general banking business;

"Buyer's Group" means any of the following from time to time: the Buyer, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Buyer and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Buyer, and "member of the Buyer's Group" shall be construed accordingly;
"Canada Reinsurance Agreement" means the reinsurance agreement in the Agreed Terms between Motor Insurance Corporation (Canadian Branch) and AmTrust International Insurance, Ltd in respect of reinsurance arrangements in Canada;
"Car Care Pension Plan" means the occupational pension scheme established by a deed dated 31 March 1993;
"Car Care Plan Logo" means the logo set out in Schedule 17 (CCPH Logo);
"Car Garantie Agreement" means the co-operation agreement warranty programmes dated 20 July 2005 (as amended) between CCPH and CG Car-Garantie Versicherungs-Aktiengesellschaft ("Car Garantie") and the reinsurance agreement dated 7 June 2005 entered into by Car Garantie and MICL;
"CARIL (C135) Breach" means the circumstances of a data security breach logged in CARIL (C135) and as referred to in document 10.2.1.13 of the Data Room;
"CCA" means the Consumer Credit Act 1974 and the regulations made under it;
"CCP Brazil" means Car Care Plan do Brasil Participacoes LTDA, details of which are set out in Schedule 1, Part 2 (Details of the Subsidiaries);
"CCP Brazil Letter of Support" means the agreement in the Agreed Terms between CCP Brazil and CCPL guaranteeing that CCPL will pay any third party creditor of CCP Brazil who demands payment from CCP Brazil prior to Completion and providing that CCPL will not demand payment of any intra-group loan made to CCP Brazil prior to Completion or otherwise initiate or participate in any insolvency proceedings;
"CCP Brazil Satisfaction of Condition Precedent Letter" the letter in the Agreed Terms from CCPL to the Buyer in relation to the condition set out in Clause 4.1(k);
"CCP Germany" means Car Care Plan GmbH, details of which are set out in Schedule 1, Part 2 (Details of the Subsidiaries);
"CCP Mexico" means Car Care Plan S.A. de C.V., a company registered in Mexico with company number Folio Mercantil número 3,025, volume 430, Registro Federal de Causantes CCP 9807293M6;
"CCPH" has the meaning given in Background (A);
"CCPH Group" means CCPH and the Subsidiaries (including the Branches);
"CCPH Logo" has the meaning given in Clause 8.8 (Use of GM colours and font in the CCPH Logo);
"CCPL" has the meaning given in Background (C);

"China" or "PRC" means the People's Republic of China which, solely for the purposes of this Agreement, excludes the Hong Kong and Macau Special Administrative Regions of Taiwan;
"China Domain Name Transfer Agreement" means the domain name assignment agreement dated 3 August 2012 between Ally Financial and Car Care Plan Limited in respect of certain domain names used by Shanghai Response;
"China Trademark Assignment Agreement" means the trademark assignment agreement dated 3 August 2012 between Ally Financial and Car Care Plan Limited in respect of certain trademarks used by Shanghai Response;
"Chinese Approval Authority" means the PRC Ministry of Commerce or its local counterparts;
"CIRC" means the China Insurance Regulatory Commission or any of its local branches;
"Companies Act" means the Companies Act 2006;
"Company Information Technology" means all information technology which at the Completion Date is used or held for use by any member of the CCPH Group in connection with its business as currently carried on and which is neither a Core IT System nor provided under the Transitional Services Agreement and including information technology which is set out in Schedule 13 (Company Information Technology);
"Company Intellectual Property" means all Intellectual Property which at the Completion Date is owned, used or held for use in its business by any member of the CCPH Group subject to such additions to and disposal of Intellectual Property as may occur between the date of this Agreement and Completion but for the avoidance of doubt, excluding the trademarks "Ally", "GMAC" and "MIC";
"Completion" means completion of the sale and purchase of the Shares under this Agreement;
"Completion Balance Sheet" means a balance sheet of the CCPH Group as at Completion in substantially the format as set out in Part 3 of Schedule 8 (Purchase price adjustments) to be produced in accordance with the provisions of Schedule 8 (Purchase price adjustments) and subject to such adjustments as may be required pursuant to that Schedule;
"Completion Date" means 5.30 p.m. on the day Completion takes place;
"Completion Purchase Price" has the meaning given in Clause 3.1(b) (Total purchase price);
"Conditions" means the conditions precedent set out at Clause 4.1 (Conditions) and "Condition" means any of them;
"Consolidated Liabilities" has the meaning given in Part 3 of Schedule 8 (Purchase price adjustments);
"Consolidated Tangible Assets" is determined by subtracting Goodwill and Intangible Assets from Total Assets (as those terms are referenced in Part 3 of Schedule 8 (Purchase price adjustments);
"Consolidated Tangible Book Value" means the amount by which:

(a)
the Consolidated Tangible Assets of the CCPH Group (which, as of 31 July 2012, are as set out in Part 3 of Schedule 8 (Purchase price adjustments) against the line item "Consolidated Tangible Assets"); exceed

(b)	the Consolidated Liabilities of the CCPH Group (which, as at 31 July 2012, are as set out in Part 3 of Schedule 8 (Purchase price adjustments) against the line item "Consolidated Liabilities"), in each case as determined:

(i)
for the purposes of determining the Initial Purchase Price pursuant to Clause 3.1(a) (Total purchase price), pursuant to Schedule 8 (Purchase price adjustments) and as set out in the Pre-Completion Balance Sheet;

(ii)
for the purposes of determining the Completion Purchase Price pursuant to Clause 3.1(b) (Total purchase price), pursuant to Schedule 8 (Purchase price adjustments) and as set out in the Completion Balance Sheet; and

(iii)
for the purposes of determining the Final Purchase Price pursuant to Clause 3.1(c) (Total purchase price) pursuant to Schedule 8 (Purchase price adjustments) and as set out in the Post-Completion Balance Sheet;

"Core IT Systems" has the meaning given in Paragraph 13.1(a) of Schedule 4 (Seller's Warranties);
"Covisint Domain Name Agreement" means the agreement in the Agreed Terms to be entered into between CCPH and Compuware Corporation t/a Covisint in substantially the same terms as the Agreed Terms provided always that where Compuware Corporation t/a Covisint requires material amendments to be made, the Seller shall not agree such amendments without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;
"CTA" means the Corporation Tax Act 2010;
"Data Room" means the electronic facility hosted by RR Donnelley for the purpose of allowing the Buyer to undertake due diligence in respect of the CCPH Group;
"Deduction Amount" means the sum of £25,000,000 less the Reserve Amount less the aggregate amount (if any) of payments (without double-counting of any amounts) made by the Seller and/or the Company and/or any member of the Seller's Group in connection with any Pension Action in respect of the period between the date of this Agreement and Completion;
"Deed of Tax Covenant" means the deed of that name in the Agreed Terms to be entered into between the Seller and the Buyer at Completion;
"Directors" means the directors of each of the members of the CCPH Group named in Schedule 1 (Details of the CCPH Group);
"Disclosed" has the meaning given in Clause 6.1(b) (Seller's Warranties);
"Disclosure Documents" means the documents listed in the schedule of documents forming part of the Disclosure Letter or the Supplementary Disclosure Letter (as the case may be), provided that where disclosure is made against any such Disclosure Documents, the relevant documents are specifically referenced in the Disclosure Letter or the Supplementary Disclosure Letter (as the case may be);
"Disclosure Letter" means the disclosure letter having the same date as this Agreement from the Seller to the Buyer together with the Disclosure Documents;
"Domain Name Transfer Agreement" means the agreement dated 8 October 2012 relating to the transfer of certain domain names to the CCPH Group;
"Draft Completion Balance Sheet Notice" has the meaning given in Paragraph 4.3 of Schedule 8 (Purchase price adjustments);
"Draft Completion Balance Sheet" has the meaning given in Paragraph 4.1(a) of Schedule 8 (Purchase price adjustments);
"Draft Post-Completion Balance Sheet" has the meaning given in Paragraph 5.1(a) of Schedule 8 (Purchase price adjustments);
"Draft Post-Completion Notice" has the meaning given in Paragraph 5.2 of Schedule 8 (Purchase price adjustments);
"Encumbrance" means any mortgage, charge, pledge, hypothecation, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, assignment by way of security, title retention, counterclaim or any other security right or restriction and any agreement or commitment to give or create any of the foregoing;
"Environment" includes whether alone or in combination:
(a)    ecological systems and living organisms (including humans);

(b)	air (including air within buildings or other structures and whether below or above ground);

(c)	land and soil (including buildings and any other structure in, on or under land and soil, anything below the surface of the land, and land covered with water); and
(d)    water (including water under or within land or within pipe or sewerage systems);
"Expert" has the meaning given in Paragraph 4.7 of Schedule 8 (Purchase price adjustments);
"Estimated Technical Reserves" has the meaning given in Paragraph 3.2(a)(ii) of Schedule 8;
"Final Purchase Price" has the meaning given in Clause 3.1(c) (Purchase price);
"Financial Year" means an accounting reference period ending on 31 December in each year;
"FSA" means the Financial Services Authority of the United Kingdom or any successor or replacement or substitute regulatory body (including the proposed Prudential Regulatory Authority and the Financial Conduct Authority);

"FSA Applications" has the meaning given to it in Clause 4.2(b)(i) (Obligations on the Buyer regarding satisfaction of the Conditions);
"FSA Condition" has the meaning given to it in Clause 4.1(a) (Conditions);
"FSA Handbook" means the FSA's Handbook of Rules and Guidance on FSMA as published and amended from time to time;
"FSA Regulated Entities" means CCPL and MICL, being members of the CCPH Group which are "UK authorised persons" within the meaning of s191G(1) FSMA (each an "FSA Regulated Entity");
"FSMA" means the Financial Services and Markets Act 2000;
"GAP" means guaranteed asset protection;
"General Motors Group" means General Motors Holdings LLC and/or any of its subsidiaries as at the date of this Agreement;
"Gross Reserve Amount" means the gross reserve amount in respect of the Car Care Pension Plan as held in the 31 December 2011 Accounts as prepared under US GAAP as reassessed at Completion on a consistent basis with past practice ( using methodology (including actuarial methodology) consistent with the methodology used in the 31 December 2011 Accounts ) to take account of any relevant events or circumstances, provided that such Gross Reserve Amount shall not exceed an amount equal to US$5,489,922;
"Guarantee" means any guarantee, indemnity, suretyship, letter of comfort enforceable under Applicable Law or other assurance, security or right of set off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;
"Initial Purchase Price" means the initial purchase price specified in Clause 3.1(a) (Total purchase price);
"Intellectual Property" means all intellectual property, including patents, utility models, trade and service marks, trade names, business names (including domain names), rights in designs, copyrights (including rights in computer software), moral rights, topography rights, rights in databases (undisclosed or confidential information such as inventions, trade secrets and know-how), in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;
"iWarranty Software Licence" means the licence agreement in the Agreed Terms between Ally Financial and CCPH in relation to the assignment of certain elements of the iWarranty software;
"Jaguar Land Rover" means (i) Land Rover, a company incorporated in England and Wales with registered number 4019301, trading as Land Rover UK and (ii) Jaguar Cars Limited, a company incorporated in England and Wales with registered number 1672070, trading as Jaguar Cars UK and collectively trading as Jaguar Land Rover;

"Joint Post-Completion Statement" has the meaning given in Paragraph 5.5 of Schedule 8 (Purchase price adjustments);
"Joint Statement" has the meaning given in Paragraph 4.6(b) of Schedule 8 (Purchase price adjustments);
"Key CCPH Customers" means those customers listed in Part A of Schedule 10 (Key CCPH Customers and Key CCPH Producers);
"Key CCPH Producers" means those producers listed in Part B of Schedule 10 (Key CCPH Customers and Key CCPH Producers);
"Key Material Contracts" means those contracts listed in Schedule 7 (Key Material Contracts);
"Knowledge Employees" means Edward Bennett, Jeremy Cadle, Peter Dewey, Duncan Hope, Adam Karkowsky, Christopher Longo, Peter Norris, Kevin Oxley, Ian Philips, Mike Pinner, David Saks, David Tenhoor, John Titley, Sarah Wallis and Lorrie Piotrowski;
"London Stock Exchange" means the London Stock Exchange plc;
"Long Stop Date" means the date falling eight calendar months after the date of this Agreement, or such other date as may be agreed by the Seller and the Buyer in writing;
"Losses" means in respect of any matter, event or circumstance, all losses, demands, claims, actions, proceedings, damages, payments, fines, penalties, costs (including legal costs (external only)), expenses (including Taxation), disbursements or other liabilities in each case of any nature whatsoever, in each case as directly arising from such matter, event or circumstance but excluding any loss of profit, loss of prospective contracts, loss of goodwill and consequential loss;
"Management Accounts" means the unaudited management accounts of CCPH and Shanghai Response for 31 July 2012 together with the consolidated income statement and balance sheet as set out in the CD-ROM initialled on behalf of the Buyer and the Seller;
"Material Adverse Event" means any event or circumstance:

(a)	which results in a diminution of 10% or more of the Consolidated Tangible Book Value as set out in the Signing Balance Sheet (the "Measurement Book Value"); or

(b)	affecting the business, financial condition, or results of operation of the CCPH Group which is reasonably likely to result in a loss or liability equal to 15% of the Measurement Book Value; or

(c)	which has a material adverse effect (in relation to the CCPH Group and its businesses taken as a whole) on the ability of MICL to carry on its business as an authorised insurer, other than any event or circumstance resulting from, arising out of or relating to:

(i)	any change affecting the economy and financial markets generally (including any change in interest rates, exchange rates, commodity prices or other general economic conditions);

(ii)
any change affecting the insurance, reinsurance and financial services industries generally, including the general competitive forces in the insurance and reinsurance markets and changes to applicable laws, regulations or accounting or reserving principles, practices or conventions; or

(iii)	any changes resulting from the actions or omissions of any party (including Ally Financial) to this Agreement taken or omitted to be taken with the prior written consent of the other parties;

(iv)	any change resulting from any action or omission of the Buyer or any member of the Buyer's Group; or

(v)	any change to the governing documents of the Pension Schemes or the VACPF and in the funding of other liabilities of the Pension Schemes or the VACPF;
"Measurement Book Value" has the meaning given in paragraph (a) of the definition of Material Adverse Event;
"Mexican Licence Agreement" means the agreement entered into on 31 August 2012 as amended on 26 September 2012 between CCP Mexico and CCPL (as amended) pursuant to which CCPL agreed to licence certain trademarks to CCP Mexico;
"Mexico Transfer" means the transfer of the interests of CCP Mexico from CCPL to a newly incorporated entity prior to the date of this Agreement;
"MICL" means Motors Insurance Company Limited, a subsidiary of the Company and an FSA Regulated Entity, further details of which are set out in Schedule 1, Part 2 (Details of the Subsidiaries);
"MICL Reserves" means the statutory reserves of MICL;
"North American Reinsurance Agreement" means the reinsurance agreement in the Agreed Terms between Motor Insurance Corporation, MIC Property and Casualty Insurance Corporation and Wesco Insurance Company in respect of reinsurance arrangements in the United States;
"Notice of Termination" means

(i)
any written notice of termination served by any one or more of the Top Three Customers on any member of the CCPH Group in respect of any contract to which such Top Three Customer is a party (which notice has not been withdrawn by the Completion Date); or

(ii)
any written communication received by any member of the CCPH Group, or verbal communication provided to a person named in Schedule 11 (List of persons of whom enquiries have been made), which confirms that no member of the CCPH Group has been invited to quote for (as the applicable Top Three Customer does not intend for any member of the CCPH Group to handle any future programme for it), or has not been appointed to handle, any future programme for a Top Three Customer, which (in either case) in aggregate:

(a)	in the case of General Motors Group, is reasonably likely to lead to a decline in revenues received by the CCPH Group from General Motors Group of 22.5% or more;

(b)	in the case of Jaguar Land Rover, is reasonably likely to lead to a decline in revenues received by the CCPH Group from Jaguar Land Rover of 45% or more; or

(c)	in the case of Volvo, is reasonably likely to lead to a decline in all (100%) revenues received by the CCPH Group from Volvo;
"Owned Core IT Systems" has the meaning given in Paragraph 13.1 of Schedule 4 (Sellers Warranties);
"Parent Guarantee" means the assignable parent company guarantee to be granted by Ally Financial to the Buyer in the Agreed Terms;
"Pension Action" means:

(a)
the payment of any amounts into the Car Care Pension Plan as required by the Trustees, excluding any contributions paid in the ordinary course under the schedule of contributions, dated 3 June 2010, relating to the Car Care Pension Plan (the "Schedule of Contributions"); and/or

(b)
the establishment of, or the payment of any amounts into, in each case as required by the Trustees, any trust or escrow accounts established solely for the benefit of the Car Care Pension Plan as an additional security to support the Schedule of Contributions in the period from the date of this Agreement to Completion and for the avoidance of doubt, the Company may be a residual beneficiary thereof;

"Pension Schemes" has the meaning given in Paragraph 15.1 of Schedule 4 (Seller's Warranties);
"Post-Completion Balance Sheet" means the balance sheet of the CCPH Group as at the date determined pursuant to Paragraph 5.1(a) of Schedule 8 (Purchase price adjustments) in substantially the format as set out in Part 3 of Schedule 8 (Purchase price adjustments) to be produced in accordance with the provisions of Schedule 8 (Purchase price adjustments) and subject to such adjustments as may be required pursuant to that Schedule;
"Post-Completion Balance Sheet Date" has the meaning given in Paragraph 5.1(a) of Schedule 8 (Purchase price adjustment);
"Post-Completion Review Period" has the meaning given in Paragraph 5.2 of Schedule 8 (Purchase price adjustments);
"Pre-Completion Balance Sheet" means the balance sheet of the CCPH Group as at the end of the calendar month prior to Completion in substantially the format as set out in Part 3 of Schedule 8 (Purchase price adjustments) to be produced in accordance with the provisions of Schedule 8 (Purchase price adjustments) and subject to such adjustments as may be required pursuant to that Schedule;
"Pre-Completion Balance Sheet Date" has the meaning given in Paragraph 3.2(a)(i) of Schedule 8 (Purchase price adjustments);

"Pre-Completion Reorganisation" means the transfer of the registered capital of Shanghai Response from Ally IICL to CCPL to be effected between the date of this Agreement and Completion;
"Pre-Completion Undertakings" means the undertakings given by the Seller as detailed in Schedule 3 (Pre-Completion Undertakings);
"Proceedings" means any proceedings, suit or action arising out of or in connection with this Agreement or the Deed of Tax Covenant;
"Properties" means the leasehold properties described in Schedule 6 (The Properties);
"Proprietary Information" means trade secrets and information equivalent to them (including formulae, underwriting processes, rating models, policy/product wordings, methods, knowledge and know-how) in connection with or relating to the business carried on by any member of the CCPH Group as at the Completion Date and which is as at the Completion Date confidential to any member of the CCPH Group;
"Provident Agreement" means the sale and purchase agreement entered into between CCPH and MMA Holdings UK Plc dated 7 April 2011;
"PTC Consent to Licence Assignment" means the consent to the licence assignment in the Agreed Terms between Ally Financial and Parametric Technology Corporation in relation to the iWarranty Software Licence;
"Quarter End" has the meaning give in Paragraph 3.2 of Schedule 8 (Purchase price adjustments);
"Regulatory Authority" means any competent governmental, statutory or non statutory regulatory body to whose regulatory jurisdiction any member of the CCPH Group is or has been subject, or has submitted, including, the FSA, the Financial Ombudsman Service, the ABI, the Information Commissioner and the CIRC, but excluding any Tax Authority;
"Reserve Amount" means the reserve amount in respect of the Car Care Pension Plan (net of any deferred tax amounts related to the Reserve Amount) as held in the 31 December 2011 Accounts as prepared under US GAAP as reassessed as of Completion on a consistent basis with past practice (using methodology (including actuarial methodology) consistent with the methodology used in the 31 December 2011 Accounts) to take account of any relevant events or circumstances provided that such Reserve Amount shall not exceed an amount equal to US$3,592,791;
"Review Period" has the meaning given in Paragraph 4.3 of Schedule 8 (Purchase price adjustments);
"Revised Purchase Price" has the meaning given in Paragraph 4.1(a) of Schedule 5 (Purchase price adjustments);
"RSP Application Assignment Agreement" means the confirmatory assignment agreement in the Agreed Terms between Ally Financial and CCPH in relation to the assignment of the RSP business to business web based application;
"Seller's Group" means any of the following from time to time: the Seller, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Seller and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Seller, and "member of the Seller's Group" shall be construed accordingly;
"Seller's Lawyers" means Mayer Brown International LLP, whose registered office is at 201 Bishopsgate, London EC2M 3AF;
"Seller's Warranties" means the warranties referred to in Clause 6 (Seller's Warranties) and as set out in Schedule 4 (Seller's Warranties) given and made by the Seller in favour of the Buyer;
"SGM" means Shanghai General Motors Corporation Limited;
"SGM Administration Services Agreement" means the administration services agreement entered into between SGM and Shanghai Response on 1 June 2011 as amended by the Assignment and Assumption Agreement dated 1 January 2012 entered into between SGM, SGMS, An Bang and Shanghai Response;
"SGMS" means SGM and/or SAIC General Motors Sales Company Limited;
"Shanghai Response" means Shanghai First Response Service Co. Ltd, a company with limited liability incorporated in Shanghai, China on 15 October 2007 with company number 310000400543464;
"Shanghai Response Domain Names" means those domain names set out at Part C, Schedule 9 (Intellectual Property);
"Shanghai Response Shareholder Loan" means the US$300,000 shareholder loan provided to Shanghai Response by its shareholder, Ally IICL;
"Shanghai Response Trademarks" means those trademarks set out at Part E, Schedule 9 (Intellectual Property);
"Shares" means all of the issued shares in the capital of CCPH, details of which are set out in Schedule 1, Part 1 (Details of the Company);
"Signing Balance Sheet" means the balance sheet of CCPH and the Subsidiaries as at 31 July 2012 in the form annexed to this Agreement;
"Subsidiaries" means the subsidiaries of CCPH, further details of which are set out in Schedule 1, Part 2 (Details of Subsidiaries);
"Supplementary Disclosure Letter" means the letter to be delivered by the Seller to the Buyer in draft, at least two Business Days prior to the Completion Date, and in final form, on the Completion Date disclosing exceptions to the Seller's Warranties repeated at Completion in respect of any matter arising between the date of this Agreement and Completion or updating any matters previously Disclosed in the Disclosure Letter in accordance with Clause 6.2 (Supplementary Disclosure Letter);
"Takeover Panel" means the Panel on Takeovers and Mergers;

"Tax" or "Taxation" means all forms of taxation (including VAT) and impositions, duties, contributions and levies in the nature of taxation and all penalties, charges, costs and interest relating to any of them;
"Tax Authority" means any relevant Tax or other authority, body or person (whether inside or outside the United Kingdom) competent to impose any liability to Tax;
"Tax Benefit" has the meaning given to it in Paragraph 8 (Future Tax Benefit) of Schedule 5 (Limitations on claims);
"Tax Liability" has the meaning given to it in Paragraph 8 (Future Tax Benefit) of Schedule 5 (Limitations on claims);
"Tax Sharing Agreement" means the agreement proposed to be entered into between Shanghai Response, SGMS, CCPH and Ally IICL in the form attached to this Agreement at Annex 1;
"Tax Warranties" means those Sellers Warranties set out in paragraph 18 of Schedule 4 (Seller's Warranties);
"Top Three Customers" means General Motors Group, Jaguar Land Rover and Volvo;
"Transaction Documents" means this Agreement and the documents in the Agreed Terms;
"Transitional Services Agreement" means the transitional services agreement in the Agreed Terms;
"Tri-Party Agreement" means the tri-party agreement entered into between SGM, Shanghai Response and An Bang on 1 June 2011 as amended by the Assignment and Assumption Agreement dated 1 January 2012 entered into between SGM, SGMS, An Bang and Shanghai Response;
"UK Listing Authority" means the FSA in its capacity as the competent authority for the purposes of FSMA;
"U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
"U.S. GAAP" means generally accepted accounting principles and practices in the U.S.;
"VACPF" means the Vauxhall and Associated Companies Pension Fund;
"VAT" means any tax chargeable under or pursuant to the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or any subsequent replacement, or any legislation implemented by any member state of the European Union by virtue of the EC Directive 2006/112 (or any subsequent replacement) and any other tax of a similar nature, whether chargeable in a member state of the European Union or elsewhere;
"Volvo" means Volvo Car UK Limited, a company incorporated in England and Wales with registered number 2281044 and Volvo Cars Overseas Corporation, a company incorporated in Sweden with registered number 556223-0440; and

"Waiver Letter" means a letter from the Seller to Shanghai Response in the Agreed Terms waiving all or any rights or claims it may have against Shanghai Response in connection with the use of the Shanghai Response Trademarks and Shanghai Response Domain Names by Shanghai Response;

1.2	Contents page and headings
In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	Meaning of references
In this Agreement, unless the context requires otherwise, any reference to:

(a)	this Agreement includes the Background and Schedules, which form part of this Agreement for all purposes;

(b)
the Background is to the statements about the background to this Agreement made above, a Clause or to a Schedule is, as the case may be, to a clause of or to a Schedule to this Agreement and any reference in a Schedule to a Part or Paragraph is to a part or paragraph of that Schedule;

(c)	a company is to any company, corporation or other body corporate wherever and however incorporated or established;

(d)	a document is to that document as supplemented, otherwise amended, replaced or novated from time to time;

(e)
any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;

(f)	the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(g)
including means "including without limitation" (with related words being construed accordingly), in particular means "in particular but without limitation", and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)
indemnify and to indemnifying any person against any Losses by reference to a matter, event or circumstance includes indemnifying and keeping him indemnified against all Losses from time to time made, suffered or incurred by that person as a result of that matter, event or circumstance;

(i)
a party or the parties is to either or both of the Buyer and the Seller (as the case may require) and to Ally Financial in the case of Clause 8 (Covenant of Ally Financial) (but otherwise not to Ally Financial unless expressly stated otherwise) and shall include any permitted assignees or successors of a party;

(j)	a person includes any individual, firm, company, corporation, government, state or agency of state or any association, trust or partnership (whether or not having a separate legal personality);

(k)	a person includes a reference to that person's legal personal representatives and successors;

(l)	pounds, sterling, or £ is to the lawful currency from time to time of the United Kingdom and dollars, US$ or $ is to the lawful currency from time to time of the U.S.;

(m)	a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same, and any subordinate legislation in force under any of the same from time to time;

(n)	a time of the day is to London time and references to a day are to a period of 24 hours running from midnight to midnight;

(o)	writing shall include any modes of reproducing words in a legible and non-transitory form;

(p)
subject to Clause 19 (Assignment and third party rights), the consent of the parties or agreement of the parties means the consent or agreement (as the case may be) of the Buyer (on the one hand) and either the Seller or Ally Financial Inc., but not both (on the other).

1.4	Companies Act definitions
In this Agreement, the words and expressions "body corporate", "holding company", "parent undertaking", "subsidiary" and "subsidiary undertaking" shall have the meanings given to them in the Companies Act.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	Sale and purchase

(a)
The Seller shall sell with full title guarantee and free from all Encumbrances and the Buyer shall purchase the entire legal ownership of the Shares, together with all rights attached or accruing to them at Completion.

(b)
Title to, beneficial ownership of, and any risk attaching to, the Shares shall pass to the Buyer on Completion together with all rights and benefits attached or accruing to them on or after Completion.

(c)	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

2.2	Waiver of pre-emption rights
The Seller irrevocably waives any rights of pre-emption over or other rights to restrict the transfer of the Shares conferred either by the articles of association of the Company or in any other way.

3.	PURCHASE PRICE

3.1	Total purchase price

(a)
Subject to Clause 4.6(b) (if relevant), the initial purchase price for the Shares shall be an amount equal to the Consolidated Tangible Book Value at Completion (as identified in the Pre-Completion Balance Sheet) less:

(i)	the Deduction Amount;

(ii)	the sum of US$6,000,000 which, for the avoidance of doubt, relates to the Mexico Transfer;

(iii)	the sum of US$2,000,000 which, for the avoidance of doubt, relates to certain ongoing information technology costs;

(iv)
the sum of US$2,150,000 which, for the avoidance of doubt, relates to certain one-off costs associated with the transition of information technology less non-recurring expenses incurred in connection with such transition which have, in each case, been agreed in writing by the parties prior to Completion; and

(v)
a sum being not more than US$220,000 which, for the avoidance of doubt, the Buyer can reasonably demonstrate relates to the costs incurred in setting up a new payroll and benefits provider for the employees of CCP Brazil and the employee with employee reference number 218 or any other employee in Germany, which shall be payable to the Seller on Completion by way of electronic transfer for same day value (the "Initial Purchase Price").

(b)
Following Completion, the Initial Purchase Price shall be subject to adjustment in accordance with Paragraphs 4 and 6.1 of Schedule 8 (Purchase price adjustments), such adjusted Initial Purchase Price being the "Completion Purchase Price". In the event that there is an adjustment, a sum equal to the difference between the Initial

Purchase Price and the Completion Purchase Price shall be paid after Completion in accordance with the provisions of Paragraph 6.1 (Initial purchase price adjustments) of Schedule 8 (Purchase price adjustments). In the event that there is no adjustment, the Initial Purchase Price shall be the Completion Purchase Price.

(c)
Following Completion, the Completion Purchase Price shall be subject to adjustment in accordance with Paragraphs 5 and 6.2 of Schedule 8 (Purchase price adjustments), such adjusted Completion Purchase Price being the "Final Purchase Price". In the event there is such an adjustment, the sums referred to in Paragraph 6.2 of Schedule 8 (Purchase price adjustments) shall be paid in accordance with the provisions of that Paragraph. In the event that there is no adjustment, the Completion Purchase Price shall be the Final Purchase Price.

3.2	Payment pursuant to claim
If any payment is made by the Seller to the Buyer pursuant to a claim made by the Buyer for any breach of this Agreement or otherwise pursuant to this Agreement or the Deed of Tax Covenant, the payment shall, so far as possible, be made by way of reduction of the Final Purchase Price and the Final Purchase Price shall accordingly be deemed to have been reduced by the amount of that payment.

3.3	No deductions etc.

(a)
All sums payable by the Seller or the Buyer (for the purposes of this Clause 3, each a "Paying Party") to the Buyer or, as the case may be, to the Seller (for the purposes of this Clause 3, each a "Recipient") under this Agreement or the Deed of Tax Covenant, shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(b)
Apart from any payments of interest under Clause 3.4, if any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in Clause 3.3(a), the Paying Party shall be obliged to pay to the Recipient such sum as will, after the deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c)
If the Recipient receives a credit for or refund of any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax then it shall reimburse to the Paying Party such part of such additional amounts paid to it pursuant to Clause 3.3(b) as the Recipient certifies to the Paying Party will leave it (after such reimbursement) in the same position as it would have been in had the Paying Party not been required to make such deduction or withholding.

(d)
If any sum paid by the Seller or the Buyer under this Agreement (apart from the consideration payable for the Shares) is required by law to be brought into charge to Tax (including in circumstances where any relief, allowance, credit, deduction, exemption or set-off in respect of Tax is available in respect of such charge to Tax), then the Seller or the Buyer (as applicable) shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief, allowance, credit, deduction, exemption or set-off), is equal to the amount that would otherwise be payable.

3.4	Interest on overdue amounts
Interest shall be payable by any party including Ally Financial on any money which is not paid by it to another party under this Agreement or the Deed of Tax Covenant by the due date for its payment. That interest shall accrue and be calculated on a daily basis, both before and after any judgment, at the rate of 3.5% per annum for the period from the due date for its payment until the date on which it is actually paid. It shall be compounded on a daily basis and payable on demand. This Clause 3.4 is without prejudice to any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

3.5	Exchange rate
For the purpose of converting any amounts in this Clause 3 which are specified in dollars to pounds, the rate of exchange shall be the mid-point rate for exchanges between those currencies quoted by the Bloomberg Professional Service:

(a)	in relation to the Initial Purchase Price, as at 3pm (UK time) on the date which is four Business Days prior to the Completion Date; and

(b)	in relation to the Completion Purchase Price and the Final Purchase Price, as at 3pm (UK time) on the Completion Date.

4.	CONDITIONS

4.1	Conditions
Completion is conditional upon:

(a)
the consent of the FSA to the acquisition (as defined in s191G FSMA) of control of the FSA Regulated Entities by the Buyer pursuant to Part XII FSMA to be satisfied in accordance with the provisions of Clause 4.5 (Evidence of satisfaction of the FSA Condition) (the "FSA Condition");

(b)
no Material Adverse Event having occurred at any time in the period between the date of this Agreement and the Completion Date which cannot be remedied or, if capable of remedy, is not remedied within 60 Business Days following notification by the Buyer if the Buyer (acting in good faith and reasonably) determines that the event which has occurred is capable of remedy;

(c)	the steps relating to the Pre-Completion Reorganisation set out in Schedule 14 having been completed;

(d)
renewal of the SGM Administration Services Agreement, the Tri-Party Agreement, the Tax Sharing Agreement and the An Bang Insurance Policy in the form annexed hereto subject to any changes or amendments as the Seller may agree provided always that (i) the Seller shall negotiate such changes or amendments in good faith, and (ii) where any changes or amendments have an adverse impact on any member of the CCPH Group, the Seller may not agree to such changes or amendments without the consent of the Buyer. For the purposes of this Clause 4.1(d), adverse impact shall mean an impact which, in aggregate, has a financial impact to the CCPH Group in excess of US$50,000;

(e)
no Notice of Termination having been received from any one or more of the Top Three Customers in respect of any contract to which such Top Three Customer is a party (which Notice of Termination has not been withdrawn by the relevant Top Three Customer by the Completion Date);

(f)	Shanghai Response having received the Waiver Letter prior to the Completion Date;

(g)
CCPH having received written confirmation from Car Garantie of its waiver of its right to terminate the Car Garantie Agreement as a result of the proposed change of control of CCPH pursuant to this Agreement

(h)
CCPH and Car Garantie having entered into a new agreement in relation to Germany which (save in respect of competition provisions) in the form of the Car Garantie Agreement subject to such changes or amendments as the Seller may agree, provided always that (i) the Seller shall negotiate such changes or amendments in good faith, and (ii) where any changes or amendments have an adverse impact on any member of the CCPH Group, the Seller may not agree to such changes or amendments without the consent of the Buyer. For the purposes of this Clause 4.1(h), adverse impact shall mean an impact which, in aggregate, has a financial impact to the CCPH Group in excess of US$100,000 per annum. Notwithstanding Schedule 3, the parties agree that in the period between the date hereof and the Completion Date, the Seller shall be entitled, at its own expense, to pay or to direct a relevant member of the CCPH Group to pay, prior to the Completion Date, whatever amounts the Seller may deem is necessary in excess of US$100,000 per annum in order to finalise the Car Garantie agreement for Germany, but shall not be entitled to charge such amounts back to the Buyer;

(i)	delivery of evidence that the steps set out in paragraphs 1 and 4 of Schedule 15 (Brazilian Employees steps) (which are required to have occurred at Completion) have occurred;

(j)	delivery of the CCP Brazil Satisfaction of Condition Precedent Letter confirming that CCPL has complied with its obligations under the CCP Brazil Letter of Support; and

(k)
delivery of the Auto Finance Agreements in a form reasonably acceptable to the Buyer and the Seller, duly executed by all parties thereto, to take effect from the Completion Date. The Buyer shall act in good faith in relation to this Clause 4.1(k) and in accordance with the agreed principles in the heads of terms related to the Auto Finance Agreements as set out in the Annexes to this Agreement.

4.2	Obligations on the Buyer regarding satisfaction of the Conditions

(a)
Subject to Clause 4.2(b), the Buyer and the Seller shall (save in respect of the Condition set out in Clause 4.1(b)) use all reasonable endeavours to procure the satisfaction of the Conditions as soon as possible after the date of this Agreement and in any event prior to the Long Stop Date.

(b)
Without prejudice to Clause 4.2(a), the Buyer shall, and shall procure that each member of the Buyer's Group that will acquire control (within the meaning of s181 FSMA) of the FSA Regulated Entities shall:

(i)
submit to the FSA, within ten Business Days after the date of this Agreement, an application (and supporting documentation) under s178 FSMA which the Buyer (acting reasonably) regards as duly complete in respect of the Buyer's (and each member of the Buyer's Group that will acquire control of the FSA Regulated Entities) proposed acquisition of control of the FSA Regulated Entities and any other necessary filings or notifications in connection with the transaction contemplated by this Agreement (the "FSA Applications");

(ii)
promptly take all such actions (or procure the taking of them) as are necessary or desirable to facilitate the satisfaction of the FSA Condition, including taking all reasonable steps to ensure that any conditions imposed by the FSA pursuant to s189(4)(b)(i) FSMA are fulfilled as soon as reasonably practicable, provided, that notwithstanding anything herein to the contrary, neither the Seller nor the Buyer shall be obligated to agree to any arrangement that would:

(A)
require or involve the sale, disposition, or separate holding, through the establishment of a trust, or otherwise, of any material portion of either the CCPH Group or any of its material assets or properties acquired pursuant to this Agreement, or material portion of any of the assets, properties or business of the Buyer or any of its affiliates, or the making of any material debt, material equity investment or material capital contribution in any of the CCPH Group or in the Buyer or any of its affiliates;

(B)	require or involve any material modification of the existing capital structure of any of the CCPH Group or of the Buyer or any of its affiliates;

(C)	involve any material requirement or restriction on the business of any of the CCPH Group or any business of the Buyer or any of its affiliates; or

(D)
otherwise be reasonably likely to materially adversely impact the economic, tax or business benefits to any of the CCPH Group, the Buyer or its affiliates of the transactions contemplated hereby, taken as a whole

(each of the circumstances in (A), (B), (C) or (D) being a "Burdensome Condition"); provided, that for purposes of (A), "material" shall mean an amount greater than 10% of Measurement Book Value and/or the entirety of the business in Brazil; for purposes of (B), "material" shall mean an amount greater than 15% of Measurement Book Value; and for purposes of (C) and (D), "material" shall mean an amount greater than 15% of the CCPH Group's revenues in the 12 month period ending on 31 July 2012, save that any right on the part of the Buyer not to proceed to Completion in connection with any Burdensome Condition shall not be exercisable in circumstances where the Burdensome Condition is as a result of a material change between the current business plan of the CCPH Group and the business plan of the CCPH Group which is submitted by or on behalf of the Buyer as part of the FSA Applications or as a result of any changes subsequently made by or on behalf of the Buyer to such business plan submitted by or on behalf of the Buyer to the FSA; and

(iii)	provide the Seller and the FSA Regulated Entities with such assistance as may reasonably be required in connection with the Condition set out in Clause 4.1(a).

(c)
Without prejudice to the generality of the Buyer's obligations under Clauses 4.2(a) and 4.2(b), the Buyer shall, where required to do so in order to procure the satisfaction of the FSA Condition, use all reasonable endeavours to comply as soon as reasonably practicable with any request by the FSA for further information on any aspect of the business of any member of the Buyer's Group or further information in relation to, or clarification of, any aspect of the FSA Applications (including any request pursuant to s190 FSMA).

(d)	The Buyer undertakes to keep the Seller reasonably and appropriately informed about progress regarding the FSA Applications and undertakes to:

(i)
keep the Seller (or advisers nominated by the Seller) reasonably and appropriately informed at all times of the progress of the FSA Applications and, in progressing such applications, the Buyer shall consult with, and have regard to any comments made by or on behalf of, the Seller; and

(ii)	if the Buyer is requested by the FSA to attend meetings with the FSA it shall notify the Seller and, if the Seller so requests, consider in good faith any request by the Seller or the FSA Regulated Entities to be represented at such meetings.

4.3	Obligations on the Seller regarding satisfaction of the FSA Condition
The Seller shall (and shall procure that CCPH and each FSA Regulated Entity shall) provide in a timely manner such information about the business of each of the FSA Regulated Entities as the Buyer reasonably requests to make the FSA Applications and any subsequent submissions and responses to the FSA and provide such assistance as the Buyer shall reasonably require in connection with the FSA Applications.

4.4	Costs relating to the FSA Condition
Any costs to be incurred in respect of the satisfaction of the FSA Condition shall be borne by the party incurring the same.

4.5	Evidence of satisfaction of the FSA Condition
The FSA Condition shall be satisfied by the first to occur of the following:

(a)
the delivery to either party by the FSA of notice in writing in accordance with s189 FSMA that it has approved the acquisition (as defined in s191G FSMA) of control of the FSA Regulated Entities by the Buyer (provided that such approval does not include a Burdensome Condition); and

(b)
the assessment period (as defined in s189(1) FSMA) having elapsed without the FSA having given, in relation to the FSA Regulated Entities, notice under s189(4)(a) or a notification under s189(4)(b) or a notification under s189(6)(b) that the application for consent is incomplete, so that the FSA may be treated under s189(6) FSMA as having approved the acquisition of control over the FSA Regulated Entities.

4.6	Waiver of Conditions

(a)
Without prejudice to any other rights which it has under this Agreement and subject to Clause 4.6(b), the Buyer may waive (to the extent thought fit by the Buyer) all or any of the Conditions set out in Clause 4.1 (save for that Condition set out in Clause 4.1(a) or any part of it).

(b)
In the event that the Condition set out in Clause 4.1(k) is not satisfied at such time as all other Conditions in Clause 4.1 are satisfied or waived in accordance with Clause 4.6(a) above, such Condition 4.1(k) shall be deemed immediately and automatically waived and, in such event, the Seller shall be obliged to pay the Buyer the sum of US$5 million (such sum to be deducted from the Initial Purchase Price).

(c)
If the Condition at Clause 4.1(k) is waived pursuant to Clause 4.6(b) above, then the Buyer undertakes that, in consideration for the payment made under Clause 4.6(b) and for the benefit of the Seller, GMAC UK Plc and any relevant member of the

Seller's Group, it will not and it will procure that neither the Company nor any other member of the CCPH Group or the Buyer's Group shall from time to time, directly or indirectly, alone or with, through or as any manager, adviser, consultant, partner, employee or agent for any person during the Restricted Period:

(i)
carry on, be employed or otherwise be engaged, concerned or interested in (whether for reward or otherwise) in any Restricted Business with, through or which has been introduced to it in each case by any Restricted GM UK Dealer in the Prohibited Area; or

(ii)	take any step to solicit any Restricted Business through or from or in any way encourage the introduction to it by any Restricted GM UK Dealer of any Restricted Business in the Prohibited Area.

(d)	The Buyer (on behalf of itself and each member of the CCPH Group and the Buyer's Group) agrees with the Seller that:

(iii)	the restrictive covenants in Clause 4.6(c) are reasonable and necessary having regard to the consideration paid; and

(iv)	specifically that the Restricted Period is fair and reasonable, and that having regard to such matters those covenants do not work harshly on it. If any part of this Clause 4.6 is found for any reason to be illegal, invalid or unenforceable then it shall apply with the minimum modification necessary to make it legal, valid and enforceable.

(e)	If any member of the Buyer’s Group (including the CCPH Group) acquires either:

(i)	the entire issued share capital of a company; or

(ii)	the assets and liabilities of a business,
which in each case is engaged in the Restricted Business, such acquisition shall not breach the provisions of Clause 4.6 (c) provided that such Restricted Business is not a material part of such acquired company or business (as relevant). For the purposes of this Clause 4.6(e) only, "material" shall mean that the Restricted Business of the acquired company or business represents more than 15% of such acquired company's or business' overall revenue.

(f)
The restrictions in Clause 4.6 shall not operate to prohibit the Buyer or any member of the Buyer’s Group (including the CCPH Group with effect from Completion) from time to time (alone or with any associated person) from holding up to 10% of the shares of any company or group engaged in any Restricted Business, the shares of which are listed or dealt in on a recognised stock exchange.

(g)	For the purposes of this clause 4.6:
"GAP Insurance" means those guaranteed asset protection insurance products provided by the CCPH Group or any member of the Buyer's Group which are currently being marketed by GMAC UK plc through (inter alia) Restricted GM UK Dealers being 'Purchase Price Refund Gap', 'Equivalent Vehicle Purchase Refund' or any other guaranteed asset protection products branded 'ValueGuard';
"Prohibited Area" means England, Wales, Scotland and the Channel Islands;
"Restricted Business" means the underwriting, claims processing, administration and/or arranging of GAP Insurance for Restricted GM UK Dealers or their customers as introduced by or through Restricted GM UK Dealers (excluding any such activities conducted by members of the CCPH Group with or as introduced to it by or through the Unrestricted GM UK Dealers);
"Restricted GM UK Dealers" means all motor dealers (other than any Unrestricted GM UK Dealers) with whom General Motors UK Limited has in place, as at the Completion Date, a franchise or distribution agreement for the sale of Vauxhall, Chevrolet or any other vehicles manufactured for or supplied to such dealers by or for General Motors UK Limited (but, for the avoidance of doubt, where any such franchise or distribution agreement in place with any Restricted GM UK Dealer is terminated by a relevant General Motors group company or is surrendered by any Restricted GM UK Dealer, such Restricted GM UK Dealer shall no longer be treated as being a Restricted GM UK Dealer for the purposes of this Clause 4.6);
"Restricted Period" means the period of one year after the Completion Date; and
"Unrestricted GM UK Dealers" means JCT600, Bristol Street and Marshall.

(h)
The parties acknowledges that to the extent the Auto Finance Agreements expire by the passing of time prior to the Completion Date, the parties shall procure that the parties to those agreements shall enter into such extension agreements as are required to ensure that they are extended to the Completion Date on the same terms. In addition, and notwithstanding the foregoing, the parties shall use reasonable endeavours to negotiate and co-operate in good faith to enter into the Auto Finance Agreements based on the principles set out in the heads of terms referred to in the definition of Auto Finance Agreements and which are annexed to this Agreement.

(i)
For the avoidance of doubt, and in relation to any restrictive covenant imposed pursuant to the GAP Agreement, the references to "the Completion Date" in each of the definition of Restricted GM UK Dealers and the definition of Restricted Period, each in Clause 4.6(g) above, shall be deleted and replaced by references to " the date on which the GAP Agreement terminates".

4.7	Notification of other party
Upon either party becoming aware that a Condition:

(a)	has been satisfied;

(b)	will or is likely to be delayed in satisfaction beyond the Long Stop Date; or

(c)	has become incapable of satisfaction by the Long Stop Date,
that party shall immediately notify the other party of that fact and shall supply to the other party written evidence (if available) of the satisfaction of the relevant Condition or (as the case may be) a written explanation for the delay in satisfaction or for the relevant Condition having become incapable of satisfaction.

4.8	If Conditions not satisfied
In the event that any Condition is not satisfied, or waived by the Buyer in accordance with this Agreement, on or before the Long Stop Date, all rights and obligations of the parties under this Agreement (except under Clause 10 (Confidentiality and announcements), Clause 12 (Costs), Clause 15 (Liability and invalidity), Clause 20 (Notices) and Clause 21 (Governing law and jurisdiction)) shall terminate and no party shall have any claim against any other, but without prejudice to the accrued rights and obligations of the parties before that termination.

4.9	Conduct between exchange and Completion
The Seller undertakes that it shall procure that between the date of this Agreement and Completion or the earlier termination of this Agreement in accordance with its terms, each of the members of the CCPH Group shall comply with the Pre-Completion Undertakings to the extent set out in Schedule 3 (Pre-Completion Undertakings).

4.10	Actions relating to the FSA following Completion
As soon as reasonably practicable following Completion (and in any event within five Business Days thereafter), the Buyer shall:

(a)	notify the FSA that the change in control of the FSA Regulated Entities has taken place; and

(b)	procure that the FSA Regulated Entities shall notify the FSA of any person who ceases to perform a controlled function (within the meaning of s59(3) FSMA) in the appropriate form.

4.11	Documents to be delivered at exchange
The Seller shall deliver to the Buyer at the date hereof the duly executed CCP Brazil Letter of Support.

5.	COMPLETION

5.1	Completion

(a)
Subject to Clauses 5.1(b) and (d) below, Completion shall have economic effect at 11.59 p.m. on the last day of the calendar month in which all of the Conditions have been satisfied or waived by the Buyer provided that, in either case, the date on which the Conditions have been satisfied or waived by the Buyer is on or before the Long Stop Date.

(b)
The parties agree that there shall be at least four Business Days between the date on which the last of the Conditions to be satisfied or waived by the Buyer is so satisfied or waived and Completion. Accordingly, if such period is less than four Business Days, Completion shall take place on the last day of the following calendar month unless the parties agree otherwise.

(c)
Completion shall take place (at the offices of the Seller's Lawyers) on the last day of the calendar month provided that such date is a Business Day. If it is not a Business Day, Completion shall take place on the next following Business Day.

(d)
If Completion is due to occur on the last Business Day of any calendar month, the parties agree that Completion shall have economic effect at 00.01 a.m. (New York time) on the first Business Day of the next following calendar month.

5.2	Completion arrangements

(a)	At Completion, the Seller and the Buyer shall do all (but not part only, unless the parties agree otherwise in writing) of those things listed in Schedule 2 (Completion arrangements).

(b)
If either party fails or is unable to comply with any of its obligations under Schedule 2 (Completion arrangements) (except, in the case of the Seller, its obligations under paragraph 1(b) provided always that this exception shall apply only where the Seller has used all reasonable efforts to comply with such obligation) (for the purposes of this Clause 5.2, the "Defaulting Party") on the Completion Date, then the other party may:

(i)
defer Completion (by notice to the Defaulting Party) to a date (being a Business Day) not less than 10 nor more than 20 Business Days after that date (in which case the provisions of this Clause 5.2 shall apply to Completion as so deferred); or

(ii)	proceed to Completion so far as practicable but without prejudice to that party's rights where the Defaulting Party has not complied with its obligations under this Agreement.

(c)
If the Defaulting Party fails or is unable to comply with any of its obligations under Schedule 2 (Completion arrangements) on Completion (subject to Clause 5.2(b)) or any date to which Completion is deferred in accordance with Clause 5.2(b), the other party shall have the right, in addition to its rights in Clause 5.2(b), to terminate this Agreement on such date by notice to the Defaulting Party.

(d)
If this Agreement is terminated in accordance with Clause 5.2(c), all rights and obligations of the parties under this Agreement (except under Clause 10 (Confidentiality and announcements), Clause 12 (Costs), Clause 15 (Liability and invalidity), Clause 20 (Notices) and Clause 21 (Governing law and jurisdiction))

shall terminate and no party shall have any claim against the other, but without prejudice to the accrued rights and obligations of the parties before termination.

5.3	Completion and Post-Completion balance sheets
Following Completion, the Seller and the Buyer shall comply with their obligations in relation to the preparation and agreement of the Completion Balance Sheet and Post-Completion Balance Sheet in accordance with the provisions of Schedule 8 (Purchase price adjustments).

6.	SELLER'S WARRANTIES

6.1	Seller's Warranties

(a)	Subject to Clauses 6.2 and 6.4, as at the date of this Agreement, the Seller warrants to the Buyer (for itself and as trustee for its successors in title) in terms of the Seller's Warranties.

(b)
The Seller's Warranties are qualified to the extent, but only to the extent, of those matters Disclosed in the Disclosure Letter or the Supplementary Disclosure Letter and for this purpose "Disclosed" means fairly disclosed in such a manner and in such detail as to enable a reasonable buyer to make an informed and accurate assessment of the matter concerned. For the avoidance of all doubt, no matter Disclosed in the Supplementary Disclosure Letter shall qualify any of the Seller's Warranties which are given as at the date of this Agreement.

(c)
In a Seller's Warranty, where any statement is qualified as being made so far as the Seller is aware or any similar expression, it has been so qualified after due and careful enquiries by the Seller of the persons set out in Schedule 11 (List of persons of whom enquiries have been made).

(d)	Each of the Paragraphs of Schedule 4 (Seller's Warranties):

(i)	shall be construed as a separate and independent warranty; and

(ii)
unless expressly provided in this Agreement, shall not be limited by reference to any other Paragraph of Schedule 4 (Seller's Warranties) or by any other provision of this Agreement or the Deed of Tax Covenant, and the Buyer shall have a separate claim and right of action in respect of every breach of a Seller's Warranty.

(e)
The Seller agrees with the Buyer (for itself and as trustee for each member of the CCPH Group and such companies' directors, employees, agents and advisers) to waive any right or claim which it may have in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by any member of the CCPH Group and/or any of their respective directors, officers, employees or agents in the course of negotiating this Agreement or the Deed of Tax

Covenant or in preparing the Disclosure Letter or the Supplementary Disclosure Letter and that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement or the Deed of Tax Covenant.

(f)	The Seller's Warranties shall not in any respect be extinguished or affected by Completion.

6.2	Supplementary Disclosure Letter

(a)
The Seller further warrants to the Buyer (for itself and as trustee for its successors in title) that each of the Seller's Warranties shall be deemed to be repeated at Completion with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the Seller's Warranties to the date of this Agreement shall be construed as a reference to the Completion Date.

(b)	The Seller may Disclose in the Supplementary Disclosure Letter

(i)	any matters arising after the date hereof ("New Matters") and

(ii)	updates on any matters previously disclosed in the Disclosure Letter including if there is no change to any matter previously disclosed ("Updates").

(c)	The Seller shall be liable in damages to the Buyer in respect of any Losses arising out of any breach of the Seller's Warranties resulting from:

(i)
any specific matter which was not Disclosed in the Disclosure Letter and any specific matter which was not Disclosed in the Supplementary Disclosure Letter to the extent its absence gives rise to a breach of Warranty;

(ii)	any New Matters Disclosed in the Supplementary Disclosure Letter; or

(iii)
any Updates Disclosed in the Supplementary Disclosure Letter, to the extent that any part of such Update includes or relates to information and/or knowledge of which the Seller was aware at the date hereof and which was not disclosed in the Disclosure Letter and which absence gives rise to a breach of Warranty, in each case to the extent that such matters are not reflected or contemplated in the Initial Purchase Price, the Completion Purchase Price, the Final Purchase Price, the Completion Balance Sheet or Post-Completion Balance Sheet, provided that, such matters were not (i) a result of any action taken which is or was contemplated or required by the Transaction Documents, or (ii) specifically approved by the Buyer in writing.

6.3	Limitations on Warranty claims
The liability of the Seller under the Seller's Warranties and Clause 6.2(c) shall (except in the case of fraud) be limited as set out in Schedule 5 (Limitations on claims).

6.4	Certain Seller's Warranties specific
The only Seller's Warranties given:

(a)
in respect of regulatory and compliance matters are those set out in Paragraph 9 (Regulatory and compliance) of Schedule 4 (Seller's Warranties) and other Seller's Warranties shall be deemed not to be given in relation to regulatory and compliance matters;

(b)
in respect of Intellectual Property are those set out in Paragraph 12 (Company Intellectual Property) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to Intellectual Property and licences of it;

(c)
in respect of information technology are those set out in Paragraph 13 (Core IT Systems) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to Core IT Systems and licences of it;

(d)
in respect of employment matters including pensions and other benefits are those set out in Paragraphs 14 (Employees) and 15 (Pensions) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to employment matters or pensions or other benefits;

(e)
in respect of the Properties are those set out in Paragraph 16 (Properties) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to the Properties;

(f)
in respect of the Environment are those set out at Paragraph 17 (Environment) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to the Environment;

(g)	in respect of Tax are those set out in Paragraph 18 (Taxation) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to Tax; and

(h)
in respect of competition and anti-trust matters are those set out in Paragraph 21 (Competition matters) of Schedule 4 (Seller's Warranties) and the other Seller's Warranties shall be deemed not to be given in relation to competition and anti-trust matters.

6.5	No right of rescission
Save as set out in Clause 4.8 (If Conditions not satisfied), Clause 5.2(c) and Clause 9 and save in relation to any fraud on the part of the Seller, the sole remedy of the Buyer for any breach of this Agreement shall be damages and the Buyer acknowledges that it shall have no right to rescind this Agreement in any circumstances and irrevocably waives any other remedies (including under common law) which it may have in relation to any breach of this Agreement.

6.6	No liability for technical reserves etc.

(a)
The Buyer acknowledges and agrees with the Seller that the Buyer is responsible for assessing the extent to which it requires appropriate independent actuarial advice relating to any amounts reserved by any member of the CCPH Group for payment of outstanding claims (including case reserves, reserves for incurred but not reported or not enough reported claims and claims handling costs, loss adjustment expenses or uncollectible reinsurance) (for the purposes of this Clause, the "Reserves").

(b)
None of the Seller's Warranties nor any other provision of this Agreement nor any matter Disclosed shall be construed as a representation or warranty as to any judgment based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption or otherwise concerning the Reserves including:

(i)	whether such Reserves are adequate or sufficient; or

(ii)
whether such Reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement "line item" or assets, liability or equity amount which would be affected thereby. In particular and without prejudice to the generality of the foregoing:

(A)
notwithstanding anything otherwise contained in this Agreement, no provision of any such document shall be construed as constituting, directly or indirectly, such a representation or warranty and none of the Seller or any member of the Seller's Group nor any of its or their officers, employees or advisers shall be under any liability to any member of the Buyer's Group (including the CCPH Group) or any other person to the extent that (for whatever reason) that member of the Buyer's Group (including the CCPH Group) or other person suffers any loss or liability as a consequence of its, or its advisers', assessment of the adequacy of the amount of the Reserves being in any way inaccurate, including any liability under any other representations or warranty contained in this Agreement;

(B)
no representation or warranty is made by or on behalf of the Seller or any member of the Seller's Group as to the accuracy of any forecasts, assumptions, estimates, calculations, projections, statements of intent or statements of honestly expressed opinion contained in any actuarial information provided to or made available to the Buyer to the extent they relate to the Reserves; and

(C)	if there is any conflict between the provisions of this Clause 6.6 and any other provision of this Agreement or of any document to be executed pursuant to this Agreement, the provisions of this paragraph shall prevail.

7.	BUYER'S WARRANTIES
The Buyer warrants and represents to the Seller that:

(a)
the Buyer has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority and body, to enter into and perform this Agreement, the Deed of Tax Covenant and any other document to be executed by it pursuant to or in connection with this Agreement, and this Agreement and the Deed of Tax Covenant each constitute valid and binding obligations on the Buyer in accordance with their respective terms;

(b)	the Buyer is entering into this Agreement on its own behalf and not on behalf of any other person;

(c)
the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement, the Deed of Tax Covenant and any other document to be executed by it pursuant to or in connection with this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association; or

(ii)
result in a breach or violation of any agreement, licence or other instrument or of any order, judgment or decree of any court or governmental agency or regulatory body to which the Buyer is a party or by which the Buyer is bound or of any applicable law;

(d)
all consents, permissions, approvals (other than those which are the subject matter of Clause 4.1(a) (Conditions)) and agreements of shareholders of the Buyer or any other third parties which are necessary for the Buyer to obtain in order to enter into and perform this Agreement, the Deed of Tax Covenant and any other document to be executed by it pursuant to or in connection with this Agreement in accordance with their respective terms have been unconditionally obtained in writing and have been disclosed in writing to the Seller;

(e)
neither the Buyer nor any member of the Buyer's Group nor its or their respective employees, agents or advisers has knowledge (whether actual, imputed or constructive) of any facts or matter which would or may constitute a breach of any of the Seller's Warranties or otherwise give rise to any liability on the part of the Seller under any other provision of this Agreement, the Deed of Tax Covenant or any other document to be executed by it pursuant to or in connection with this Agreement;

(f)	the Buyer is either (i) an investment professional for the purposes of Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as

amended) (for the purposes of this Clause, the "Financial Promotion Order"); or (ii) a high net worth entity for the purposes of Article 49 of the Financial Promotion Order; and

(g)
neither the Buyer nor any member of the Buyer's Group nor, so far as the Buyer is aware its or their respective employees, agents or advisers, is entitled to receive from any member of the CCPH Group any finder's fee, brokerage or commission or other benefit in connection with the sale of the Shares and neither the Buyer, nor any member of the Buyer's Group has paid or agreed to pay any finder's fee, brokerage or commission or other benefit in connection with the sale of the Shares to any member of the CCPH Group or any of their respective directors, officers, employees, consultants or agents (save in relation to the new service contracts between certain senior management and the Buyer).

8.	COVENANT OF ALLY FINANCIAL

8.1	Interpretation
In this Clause:
"Prohibited Area" means any jurisdiction, other than the US and Canada, in which any member of the CCPH Group undertakes any Restricted Business immediately prior to Completion;
"Restricted Business" means the underwriting, claims processing, administration and/or arranging of vehicle service contracts, auto extended warranty contracts and insurances and similar products (e.g. Cosmetic, Tyre, Alloy and MOT insurances), floor plan insurances, service plans (routine and scheduled maintenance costs), GAP insurance and the reinsurance of all such products and contracts (excluding in each case any such activities conducted by the Auto-Finance division of the Seller's Group as at the date of this Agreement (such activities including earning fee income from the distribution of insurance and reinsurance products in any jurisdiction and any extension or development of any such activities in the ordinary course of the Auto-Finance division of the Seller's Group's business; and
"Restricted Period" means the period of three years after the Completion Date.

8.2	Covenant
Subject to Clause 8.6, Ally Financial, on behalf of itself and all the companies of which Ally Financial is from time to time the holding company (together, for the purposes of this Clause, the "Ally Financial Group") undertakes with the Buyer that it shall not and shall procure that no member of the Ally Financial Group from time to time, shall directly or indirectly, alone or with, through or as any manager, adviser, consultant, partner, employees or agent for any person during the Restricted Period:

(a)	carry on, be employed or otherwise be engaged, concerned or interested in (whether for reward or otherwise):

(i)	Restricted Business in the Prohibited Area; or

(ii)	Restricted Business in the US or Canada relating to Aston Martin and Bentley, in competition with any member of the CCPH Group provided always that nothing in this Clause 8.2(a) shall apply to restrict or limit GMAC-SAIC Automotive Finance Company Limited from conducting or continuing to conduct its activities in the ordinary course of business; or

(b)
solicit or entice away or endeavour to solicit or entice away from any member of the CCPH Group any persons who are Band 2D and Above Personnel on the Completion Date, whether or not that person would commit any breach of their contract of employment by reason of leaving the service of that member of the CCPH Group. This Clause 8.2(b) shall not apply as regards any Band 2D and Above Personnel whose employment with the CCPH Group has been terminated by the relevant member of the CCPH Group (whether with or without good cause).

Without prejudice to Clause 8.6, the restrictions in Clause 8.2 shall not operate to prohibit Ally Financial or any member of the Ally Financial Group from time to time (alone or with any associated person) from holding up to 10% of the shares of any company or group engaged in any Restricted Business, the shares of which are listed or dealt in on a recognised stock exchange.

8.3	Use of names

(a)
Ally Financial undertakes with the Buyer that it shall not, and shall procure that no member of the Ally Financial Group from time to time shall, directly or indirectly, alone or with, through or as any manager, adviser, consultant, partner, or agent for any person during the Restricted Period following Completion:

(i)
engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name Car Care Plan, any name incorporating the words Car Care Plan or any name which is intended or likely to be confused with any such name (for the purposes of this Clause, the "CCPH Names") or using the name Shanghai Response, any name incorporating the words Shanghai Response, or any name which is intended or likely to be confused with any such name; or

(ii)
in the course of carrying on any trade or business, claim, represent or otherwise indicate any association with any member of the CCPH Group or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with any member of the CCPH Group.

8.4	Proprietary Information
Subject to the exceptions contained in Clause 10.2 (Exceptions) (to the extent applicable), Ally Financial undertakes with the Buyer and each member of the CCPH Group that it shall not, and shall procure that no member of the Ally Financial Group shall, directly alone or with, through or as any manager, adviser, consultant, partner or agent for any person, with or without the prior consent of the Buyer, use, whether on its own behalf or on behalf of any third party, divulge to any third party, any Proprietary Information relating to any member of the CCPH Group. After a period of five years from Completion, Ally Financial may destroy any Proprietary Information of the CCPH Group and provide confirmation or certification of such destruction and on the production of such evidence, Ally Financial's obligations under this Clause 8.4 shall cease.

8.5	Reasonableness
Ally Financial agrees with the Buyer and each member of the CCPH Group that the restrictive covenants in Clause 8 are reasonable and necessary for the protection of the value of the Shares and each member of the CCPH Group and that having regard to that fact those covenants do not work harshly on it.

8.6	No breach of Clause 8

(a)
In the event that Ally Financial or any other member of the Ally Financial Group at that time (together, for the purposes of this Clause, the "Target Group") (directly or indirectly) is the subject of a change of control, this Clause 8 shall not restrict or prohibit in any way either the new ultimate parent undertaking (direct or indirect) of Ally Financial or any of the subsidiary undertakings (direct or indirect) of the new ultimate parent undertaking (being its subsidiary undertakings immediately prior to completion of the acquisition of Ally Financial (directly or indirectly)) (together such new ultimate parent undertaking and its subsidiary undertakings being, for the purposes of this Clause, the "Third Party Group") from carrying on or engaging in the Restricted Business in the Prohibited Area, but, for the avoidance of all doubt, this Clause 8 shall, to the extent then extant, continue to apply in accordance with its terms to a company which is both a member of the Third Party Group and also a member of the Target Group (including Ally Financial). Ally Financial agrees to act in good faith and shall not engage in any internal reorganisation for the primary purpose of circumventing the provisions of Clause 8.2(a) and (b).

(b)	If any member of the Ally Financial Group (but excluding any member of any Third Party Group) acquires either:

(i)	the entire issued share capital of a company; or

(ii)	the assets and liabilities of a business,
which in each case is engaged in the Restricted Business, such acquisition shall not breach the provisions of this Clause 8 provided that such Restricted Business is not a material part of such acquired company or business (as relevant). For the purposes of this Clause 8.6(b) only, "material" shall mean that the Restricted Business of the acquired company or business represents more than 15% of such acquired company's or business' overall revenue.

(c)
For the avoidance of doubt, nothing in Clause 8.2(a) shall apply to restrict or limit the Auto-Finance division of the Seller's Group conducting and continuing to conduct its activities as at the date of this Agreement, including earning fee income from the distribution of insurance and reinsurance products in any jurisdiction and any extension or development or any such activities in the ordinary course of the Auto-Finance division of the Seller's Group business provided that no Proprietary Information of the CCPH Group shall be used by the Auto-Finance division of the Seller's Group at any time for any purpose (subject to the exceptions contained in Clause 10.2 (Exceptions) (to the extent applicable)).

8.7	Capacity of Ally Financial

(a)	Ally Financial hereby confirms that it is entering into each obligation imposed on it by this Clause 8 on behalf of itself and each member of the Ally Financial Group.

(b)	Ally Financial warrants to the Buyer that:

(i)
Ally Financial has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority and body, to enter into and perform its obligations under this Agreement and any other document to be executed by it pursuant to or in connection with this Clause 8, and its obligations under this Agreement constitute valid and binding obligations on Ally Financial in accordance with its terms;

(ii)
Ally Financial is entering into this Agreement on its own behalf and on behalf of all members of the Ally Financial Group and Ally Financial is duly authorised to enter into this Agreement on behalf of all members of the Ally Financial Group as at the date of this Agreement;

(iii)
the execution and delivery of, and the performance by Ally Financial of its obligations under this Agreement and any other document to be executed by it pursuant to or in connection with this Clause 8 will not:

(A)	result in a breach of any provision of its certificate of incorporation and by-laws; or

(B)
result in a breach or violation of any agreement, licence or other instrument or of any order, judgment or decree of any court or governmental agency or regulatory body to which Ally Financial is a party or by which Ally Financial is bound or of any applicable law;

(c)
all consents, permissions, approvals and agreements of shareholders of Ally Financial or any other third parties which are necessary for Ally Financial to obtain in order to enter into and perform its obligations under this Agreement, and any other document to be executed by it pursuant to or in connection with this Clause 8 in accordance with its terms have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

8.8	Use of GM colours and font in the CCPH Logo

(a)
The Buyer acknowledges that General Motors Company and General Motors LLC own Intellectual Property rights which incorporate the colours blue (Pantone 2728C) and orange (Pantone 144C) and the fonts known as Thesis The Sans or Thesis The Serif. It is agreed that the Seller shall indemnify and hold harmless the Buyer and each member of the CCPH Group either for the period of 12 months following Completion or until such time as the CCPH Group ceases to use the CCPH logo, whichever is earlier (the "Period"), against all Losses incurred, suffered or sustained by the Buyer or any member of the CCPH Group which may arise out of or be occasioned or suffered in consequence or in connection with any claim, action or demand by General Motors Company or General Motors LLC that the use of the colours blue (Pantone 2728C) and orange (Pantone 144C) with the fonts known as Thesis The Sans or Thesis The Serif in a logo used solely in respect of the CCPH Name as set out in Schedule 17 (the "CCPH Logo") in connection with its use in the business of the CCPH Group during the Period (and not for any period thereafter) actually or allegedly infringes any Intellectual Property of General Motors Company or General Motors LLC. The indemnity which is the subject of this Clause 8.8(a) applies only if the CCPH Group continues to use the CCPH Logo in substantially the same form and manner as used by the CCPH Group immediately prior to Completion.

(b)
For the avoidance of doubt, neither the Buyer nor any member of the CCPH Group or any other member of the Buyer's Group shall use the CCPH Logo or anything confusingly similar to it following the expiry of the Period identified in Clause 8.8(a). The Buyer shall indemnify and hold harmless the Seller and each member of the Seller's Group against all Losses incurred, suffered or sustained by the Seller or any member of the Seller's Group which may arise out of or be occasioned or suffered in consequence or in connection with any claim, action or demand by General Motors Company or General Motors LLC that the use of the CCPH Logo or a confusingly similar logo by the Buyer or a member of the Buyer's Group at any time actually or allegedly infringes any Intellectual Property of General Motors Company or General Motors LLC.

(c)
No claim shall be brought by the Buyer under Clause 8.8 (a) unless the Buyer shall have given notice in writing of its claim specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and the amount claimed to the Seller, not later than the expiry of a period of 12 months commencing on the expiry of the Period identified in Clause 8.8.(a).

(d)
No claim shall be brought by the Seller under Clause 8.8 (b) unless the Seller shall have given notice in writing of its claim specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and the amount claimed to the Buyer, not later than the expiry of a period of 12 months commencing on the expiry of the Period identified in Clause 8.8.(a).

(e)	The total maximum aggregate liability of the Buyer under Clause 8.8 shall be limited to an amount equal to 25% of the Revised Purchase Price.

9.	INDEMNITIES AND COVENANTS TO PAY

9.1	VACPF indemnity

(a)	In this Clause 9.1:
"Companies" shall mean CCPH and such of the Subsidiaries as have participated in the VACPF;
"Deed of Amendment" shall mean the deed dated 10 May 1999 between Vauxhall Motors Limited (incorporated in England and Wales under company number 135767 and now called General Motors UK Limited) and GM (U.K.) Pension Trustees Limited (incorporated in England and Wales under company number 2228259);
"Employer Debt Regulations" means the Occupational Pension Scheme (Employer Debt) Regulations 2005 (as amended);
"Insolvency Event" is defined in s121 Pensions Act 2004;
"Regulator" shall mean the Pensions Regulator as defined in s1 Pensions Act 2004;
"Schedule of Contributions" means a schedule of contributions prepared for the VACPF under s227 Pensions Act 2004;
"s75 Liability" means a liability under s75 or s75A Pensions Act 1995, as modified by the Employer Debt Regulations and any provision of the VACPF Deed;
"VACPF Deed" means the Definitive Trust Deed and Rules of the VACPF dated 22 December 1982 (as amended);
"Vauxhall" shall mean General Motors UK Limited (incorporated in England and Wales under company number 135767 and formerly known as Vauxhall Motors Limited) or any successor as principal employer of the VACPF. It also includes its successors and assigns and any trustee in bankruptcy;
For the purposes of this Clause 9.1, references to any statutory provisions shall be deemed to include any primary or secondary regulations and any changes to primary and secondary legislation, and references to the VACPF Deed shall be deemed to include any changes to the VACPF Deed subsequent to this Agreement, whilst this indemnity is in force. Any reference to the trustee of the VACPF shall mean the trustee from time to time of the VACPF Deed;
"Vauxhall Losses" shall mean for the purposes of this Clause 9.1 only, Losses, but notwithstanding the definition of Losses, it shall also include any indirect and/or consequential Losses however arising. It shall not, however, include any loss of profits, loss of prospective contracts or loss of goodwill;

(b)
With effect from and following Completion, the Seller shall indemnify the Buyer (or at the direction of the Buyer) each of the Companies and (at the Buyer's direction) each member of the Buyer's Group (to the extent possible, by way of adjustment to the Final Purchase Price under this Agreement) from and against an amount equal to any Vauxhall Losses in connection with, or arising as a result of, or otherwise connected with the Companies' participation prior to Completion in the VACPF, or otherwise in expunging any such liabilities, including:

(i)	any s75 Liability imposed on the Companies by the trustees of the VACPF;

(ii)	a contribution notice issued or threatened to be issued under s38 or s47 Pensions Act 2004;

(iii)	a financial support direction issued or threatened to be issued under s43 of the Pensions Act 2004;

(iv)	any other regulatory steps taken by the Regulator;

(v)
all Vauxhall Losses howsoever arising, in consequence of or in connection with any failure by Vauxhall to meet any contributions required by the trustees of the VACPF from the Companies as employers, under the VACPF's Schedule of Contributions, and any other liabilities to eliminate any deficit, payable under Clause 51 (2A) or any other provision of the VACPF Deed; and/or

(vi)
any properly and reasonably incurred costs incurred under paragraph (d) and/or paragraph (m) of this Clause 9.1 except to the extent that the Buyer has incurred costs of defence with its own advisers and at its own expense under Clause 9.1(m)(iii).

(c)
In the event that at any time after Completion, the business of the CCPH Group is wound down or closed, so that the Companies or any of them have no material assets or material liabilities apart from any statutory liability or other liability in connection with the VACPF, the Buyer may if it so elects, request that the Seller purchases for a nominal sum, the entire legal ownership of the entire issued share capital of the Company or Companies concerned.

If the Seller agrees to the share purchase proposed by the Buyer, the Seller and the Seller's Group shall be indemnified by the Buyer or (if the Buyer has ceased to exist) or if its financial standing has materially diminished since the date of this Agreement, by another company in the Buyer's Group of similar financial standing to the Buyer at the date of this Agreement, against all Losses other than in connection with the VACPF. Any such indemnity shall be unlimited in time and amount and shall be subject to no more onerous conditions than would apply in respect of the indemnity at (b) above, which are relevant to such indemnity.
In the event that the Buyer does not elect to sell the entire issued share capital of the Company or Companies concerned in accordance with this sub-clause (c), Clause 9.1(e)(i) shall continue to apply and the Buyer shall remain responsible for the Company or Companies concerned.
In the event that the Seller declines to purchase the entire issued share capital of any Company following a request from the Buyer under this paragraph (c), then the Buyer shall be entitled to trigger any s75 Liability by a solvent winding up of the Company concerned (whether under s89 Insolvency Act 1986 or otherwise or by notice under Regulation 9(4) of the Employer Debt Regulations) and the provisions of Clause 9.1(e)(i) shall not apply to the Company concerned.

(d)
The Buyer shall not be required to mitigate any Vauxhall Losses but shall nevertheless be required to take, and procure that the Companies take, all reasonable steps to assist the Seller in the Seller's pursuit of (or, where Clause 9.1(m)(viii) applies the Buyer and the Companies shall take all reasonable steps in the pursuit of):

(i)
all commercially viable claims (including by instigating proceedings and obtaining judgement) or actions available against the trustees of the VACPF, Vauxhall and any member of the Vauxhall group whether pursuant to the VACPF Deed, Applicable Law, the Deed of Amendment or otherwise; and

(ii)	all commercially viable rights and powers pursuant to and under the VACPF Deed and Applicable Law.

(e)	Unless it is entitled to do so under Clause 9.1(c), the Buyer shall not, and shall procure that each of the Companies and the Buyer's Group shall not:

(i)
without the Seller's prior written consent trigger any s75 Liability by a solvent winding up (whether under s89 Insolvency Act 1986 or otherwise) of any of the Companies or by notice under Regulation 9(4) of the Employer Debt Regulations; or

(ii)
without the Seller's prior written consent, communicate or disclose this indemnity or the existence or subject matter of it except to the extent required by any relevant law or regulation or as reasonably necessary in connection with any material restructuring of a Company or any one or more of the Companies (comprising any sale, flotation or wind down of all or substantially all of the business of any of the Companies) provided that the Buyer shall only disclose the indemnity or its existence on such a restructuring to those parties to whom in the Buyer's reasonable opinion such disclosure is necessary and only to the extent that it is necessary. The confidentiality undertaking in this Clause 9.1(e)(ii) shall not apply in the event that the Buyer has entered into a non-disclosure agreement with a potential purchaser of the Companies or one or more of them, or any part of the business of the Companies or one or more of them, or in respect of any restructuring of the Companies or one or more of them, (save in the event that such potential purchaser(s) is a Vauxhall and/or a General Motors Group company). Where disclosure is permitted under this Clause 9.1(e)(ii) it is subject to the condition that the party making the disclosure shall procure that the recipient of the disclosure shall keep the information confidential. The confidentiality undertaking in this Clause 9.1(e)(ii) shall cease to apply on Vauxhall acknowledging Vauxhall's obligations or if a third party claim is notified under Clause 9.1(m)(i).

(f)
Where the Buyer or the Buyer's Group (including the CCPH Group) has not adhered to this Clause 9.1, then the Seller shall not be liable under this Clause 9.1 in respect of any increase in the amount of the Vauxhall Losses caused by the breach.

(g)
Subject to Clauses 9.1(c), (d), (e) and the remainder of this Clause 9.1, the Buyer's ability to claim under this indemnity shall not be affected by any act or omission of the Companies after Completion, and the Buyer may take any action or refrain from taking any action which it in its sole discretion considers expedient in connection with the operation of the Companies after Completion, provided always that the Buyer, the Companies and the Buyer's Group shall not take (or refrain from taking) any action solely or for the main purpose of increasing the total amount of the Seller's liability under this Clause 9.1.

(h)
The indemnities in Clause 9.1(b) shall apply if an Insolvency Event happens in respect of any of the Companies, including where such Insolvency Event is triggered by the Companies, the Buyer or the Buyer's Group.

(i)	Paragraph 6 (No double recovery) of Schedule 5 shall, despite anything to the contrary, apply to any claim under this Clause 9.

(j)
The indemnities set out in Clause 9.1(b) are not limited by time or amount, and shall continue in existence irrespective of any future sale of the Companies or any of them or a part of them. Except as expressly provided in Clause 9.1 (d), none of the Buyer, a member of the Buyer's Group or any of the Companies shall be required to reduce or mitigate the amount of any liability which may arise under this indemnity.

(k)
Notwithstanding anything herein to the contrary, and subject to Clause 9.1(c), any of the Companies, the Buyer and/or any member of the Buyer's Group may, if they wish to do so at all, assign and novate the benefit of all or any of its rights and obligations pursuant to this Clause 9.1, in whole or part to any subsequent purchaser of any part of the Companies or any of them. Following any such assignment, the Buyer and the Buyer's Group shall continue to be covered by the indemnities in this Clause 9.1.

(l)
Nothing about the Seller's indemnity of the Buyer or the Buyer's Group in this Clause 9.1 may be construed to limit, modify or otherwise compromise in any way indemnity rights that the Seller and the Seller's Group may otherwise enjoy as to any party other than the Buyer or the Buyer's Group.

(m)
If the fact, matter, event or circumstance that may give rise to a claim against the Seller under this Clause 9.1 relates to or is in connection with an actual or threatened claim, action or demand by or liability to a third party (for the purposes of this Clause, a "third party claim") then:

(i)
The Buyer shall notify the Seller within ten Business Days of becoming aware of a third party claim. For the avoidance of doubt, if any threatened claim does not in fact proceed beyond the initial notification within one year after the notice is given, any further claim, correspondence, or service of proceedings after one year has elapsed will trigger a requirement for a new notice under this Clause 9.1(m).

(ii)
The Seller shall indemnify the Buyer against all costs reasonably and properly incurred by the Buyer in defending against any third party claim or in complying with its obligations under this Clause 9.1(m).

(iii)
Upon receipt of a notice of a third party claim, the Seller may, by notice to the Buyer delivered within 10 Business Days of the receipt of notice of such third party claim, assume the defence and control of any third party claim (but shall allow the Buyer a reasonable opportunity to be consulted on the defence with its own advisers and at its own expense) in the name of and on behalf of the Buyer or the relevant member of the CCPH Group or other relevant member of the Buyer's Group and assume the sole defence, sole control and sole conduct of any third party claim (subject to the aforementioned consultation of the Buyer) as the Seller may deem appropriate including the appointment of lawyers and other professional advisers, the conduct of all proceedings and the making of any settlement or compromise of the third party claim; provided, that prior to the Seller assuming control of such defence it shall first verify to the Buyer in writing that the Seller shall be fully responsible for all liabilities and obligations relating to such third party claim and that it shall provide full indemnification to the Buyer with respect to such third party claim; provided, further, that the Seller shall not be permitted to assume the defence of any third party claim if the Seller's defence would (in the Buyer's reasonable opinion acting in good faith) materially harm the reputation, goodwill or business of the Buyer or the CCPH Group. In the event that no such notice referred to above is received within 10 Business Days from the Seller, the provisions of Clause 9.1 (m) (viii) shall apply.

(iv)
The Buyer may take any actions reasonably necessary to defend such third party claim prior to the time that it receives a notice from the Seller as contemplated by Clause 9.1(m)(iii) but it shall not and none of the Companies or any member of the Buyer's Group shall make any admission of liability in relation to the third party claim nor compromise, dispose of or settle the third party claim without the prior written consent of the Seller.

(v)
The Buyer shall, and shall cause each member of the Buyer's Group to, cooperate fully with the Seller and render or cause to be rendered to the Seller such assistance as the Seller may reasonably require (including providing reasonable access to information and to employees of the Buyer) for the purpose of avoiding, contesting, disputing, resisting, appealing, compromising or defending the third party claim, in the defence of any third party claim at the Seller's cost.

(vi)
The Seller shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any third party claim, subject to reasonable consultation with the Buyer, provided that such settlement:

(A)	does not involve any admission of any wrongdoing; or

(B)	is not materially detrimental or materially harmful to the Buyer's or any member of the Buyer Group's reputation (in the Buyer's reasonable opinion acting in good faith).

(vii)	In connection with any such settlement, the Seller shall:

(A)	pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement,

(B)
not encumber any of the assets of the Buyer or any member of the Buyer Group or agree to any restriction or condition that would apply to or adversely affect the Buyer or any member of the Buyer Group or the conduct of the Buyer's or any member of the Buyer Group's business and use all reasonable endeavours to obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Buyer and/or the Companies from any and all liability in respect of such third party claim. For the avoidance of doubt, the indemnity in this Clause 9 shall continue to apply for any other claims brought.

(viii)
If the Seller fails to assume the defence of a third party claim, within the time limit in paragraph (m)(iii) of this Clause 9.1 the Buyer shall be authorised to consent to a settlement of, or the entry of any judgement arising from, any third party claim ("Settlement"), subject to reasonable consultation with the Seller, provided that the Settlement:

(A)	does not involve any admission of any wrongdoing; or

(B)	is not materially detrimental or materially harmful to the Seller's or any member of the Seller's Group reputation (in the Seller's reasonable opinion acting in good faith); or

(C)
does not encumber any of the assets of the Seller or any member of the Seller's Group or does not involve any restriction or condition that would apply to or adversely affect the Seller or any member of the Seller's Group or the conduct of the Seller's or any member of the Seller Group's business. The Buyer shall use all reasonable endeavours to obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Companies from any and all liability in respect of such third party claim.
In the event that the Settlement would not in any particular case comply with the above proviso, then the Buyer shall be authorised to consent to the Settlement subject to the consent of the Seller (such consent not to be unreasonably withheld or delayed).

(ix)	The Buyer and the Seller shall in any event keep the other party informed as to the steps which are being taken in connection with any third party claim.

(x)	The Seller shall deal promptly and appropriately with any contribution notice issued by the Pensions Regulator.

(xi)
Nothing in this Clause 9.1(m) shall require the Buyer or any member of the CCPH Group to take any step which would (in the Buyer's reasonable opinion acting in good faith) cause material and adverse harm to the reputation, goodwill or business of the Buyer or the CCPH Group.

9.2	Provident indemnity

(a)
Subject to the Buyer's and the Buyer's Group's (including the CCPH Group) adherence to the provisions of Clause 9.2(b), the Seller hereby covenants with and shall indemnify the Buyer and (after Completion and at the direction of the Buyer) each member of the CCPH Group, from and against all Losses incurred, suffered or sustained by it which may arise out of or be occasioned or suffered in consequence or in connection with the obligations of CCPH pursuant to the Provident Agreement and any matters arising out of any related documentation entered into by CCPH in connection with the Provident Agreement. Where the Buyer or the Buyer's Group (including the CCPH Group) has not adhered to Clause 9.2(b) and such non-adherence has resulted in a liability under the Ally Financial Guarantee being increased, then the Seller shall not be liable in respect of such increase of liability. For the purposes of this Clause 9.2 "Losses" shall include (notwithstanding the interpretation set out in Clause 1.3(g) (Meaning of references)) any indirect and/or consequential losses however arising but shall exclude loss of profit, opportunity, reputation, goodwill, prospective contracts or unquantifiable losses.

(b)
If a fact, matter, event or circumstance that may give rise to a claim against Ally Financial under the Ally Financial Guarantee or to a claim against any member of the CCPH Group under the Provident Agreement relates to or is in connection with an actual or threatened claim, action or demand by or liability to a third party, the provisions of Paragraph 9 of Schedule 5 shall, apply to the conduct of such claims on a mutatis mutandis basis where, for the avoidance of doubt, any reference to the "Seller" in such paragraph should be deemed to be a reference to "Ally Financial" etc.

9.3	Pre-Completion Reorganisation and Mexico Transfer indemnity
The Seller hereby covenants with and shall indemnify the Buyer and (after Completion and at the direction of the Buyer) each member of the CCPH Group against all Losses incurred, suffered or sustained by the Buyer and any member of the CCPH Group which may directly arise out of or be directly occasioned or suffered in consequence or in connection with the Pre-Completion Reorganisation and the Mexico Transfer (including any Tax arising as a result of the Mexico Transfer) and any matters directly arising out of any documentation entered into in connection with these matters.

9.4	Brazilian Employees

(a)
The Seller hereby covenants with and shall indemnify the Buyer and (at the direction of the Buyer) each member of the CCPH Group against all Losses incurred, suffered or sustained by the Buyer or any member of the CCPH Group which may arise out of or be occasioned or suffered in consequence or in connection with the employment of (i) the Brazilian Employees or (ii) any other employees of the Seller's Group in the period prior to the Completion Date.

(b)
The Buyer hereby covenants with and shall indemnify the Seller and (at the direction of the Seller) each member of the Seller's Group against all Losses incurred, suffered or sustained by the Seller and each member of the Seller's Group which may arise out of or be occasioned or suffered in consequence or in connection with the employment of the Brazilian Employees in the period after the Completion Date.

9.5	Data Breach

(a)	The Seller shall indemnify the Buyer and (at the direction of the Buyer) each member of the Buyer's Group against:

(i)
any fine or other financial penalty imposed by Applicable Law or properly levied or declared by any Regulatory Authority, a tribunal, court or other competent body in connection with the CARIL (C135) Breach;

(ii)
Losses arising as a result of the Buyer or any member of the Buyer's Group being required to deal with any investigation, proceedings or hearings instituted by a Regulatory Authority in connection with the CARIL (C135) Breach;

(iii)
Losses arising as a result of any remedial activities which the Buyer or any member of the Buyer's Group is required, by the applicable Regulatory Authority pursuant to Applicable Law (by reference to the applicable Regulatory Authority's decision on the matter), to undertake as a direct result of the CARIL (C135) Breach; and

(iv)	Losses arising as a result of any claim, action or demand by an individual that an individual has been adversely affected by the CARIL (C135) Breach.

9.6	Tax Sharing Agreement

(a)	The Seller hereby covenants with and shall indemnify the Buyer (and at the Buyer's direction) CCPH and/or any member of the Buyer's Group against

(i)
all appropriately evidenced tax payments, interest or penalties paid to or on behalf of SGMS pursuant to the Tax Sharing Agreement (as evidenced and as contemplated by the Tax Sharing Agreement) to be made by the Buyer or any member of the CCPH Group, pursuant to the Tax Sharing Agreement; and

(ii)	any amounts paid under the indemnity in favour of Ally ICCl in the Tax Sharing Agreement, in each case where such payments relate to the period prior to Completion.

(b)
The Buyer hereby covenants with and shall indemnify the Seller (and at the Seller's direction) any member of the Seller's Group against all appropriately evidenced tax payments, interest or penalties paid to or on behalf of SGMS pursuant to the Tax Sharing Agreement where such payments relate to the period after Completion.

(c)
No claim shall be brought by the Seller under Clause 9.6(b) unless the Seller shall have given notice in writing of its claim specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and the amount claimed to the Buyer, not later than the expiry of a period of six years commencing on the Completion Date.

(d)	The total maximum aggregate liability of the Buyer under Clause 9.6(b) shall be limited to an amount equal to 25% of the Revised Purchase Price.

9.7	No limitations on indemnity claims

(a)	For the avoidance of doubt, the liability of the Seller under the indemnities in:

(i)
Clauses 9.1 to 9.3 shall in no way be limited by the provisions of Schedule 5 (Limitations on claims) save for the requirement to give notice of any indemnity claim pursuant to Paragraph 2.1 of Schedule 5 (Limitations on claims);

(ii)
Clauses 9.4 to 9.6 (inclusive) and 9.11 shall be limited by the provisions of Paragraphs 2.1, 4, 5(c)(iv), 5(c)(vi), 6, 7(c) (save that for the purpose of this Clause 9.7 only, any reference in Paragraph 7(c) to an amount recovered shall be a reference to an amount recovered at any time and shall not be limited to amounts recovered subsequent to any settlement of a claim by the Seller), 9, 11 and 12 only of Schedule 5 (Limitations on claims);

(iii)
Clause 9.4 shall be limited by Paragraph 5(b) of Schedule 5 (Limitations on claims), but only where the Buyer or any member of the Buyer's Group deviates, or requests the Seller or any member of the Sellers' Group to deviate from the step plan set out in Schedule 15 (Brazilian Employees steps) or otherwise do or refrain from doing something otherwise than in accordance with Schedule 15 (Brazilian Employees steps); and

(iv)	Clause 9.3 shall be limited by the provisions of Paragraph 9 of Schedule 5 (Limitations on claims), save as expressly provided therein.

(b)
Any amounts paid out by the Seller pursuant to Clauses 9.4, 9.5, 9.6 and 9.11 shall not be counted for the purpose of determining any relevant amount under Paragraphs 3(a)(i) and (ii) of Schedule 5 (Limitations on claims).

9.8	Employee bonus arrangements

(a)	The Buyer undertakes, from time to time, to pay Bonuses to any employees of the CCPH Group:

(i)	as and when those Bonuses become due in accordance with the relevant employees' terms of employment as at the date of this Agreement; and

(ii)	to the extent that provision has been made for the same in the Completion Balance Sheet and/or the Post-Completion Balance Sheet.

(b)
The Seller undertakes to pay, or to procure the payment to the Buyer of, an amount equal to the aggregate value of the restricted stock unit awards made under The Ally Financial, Inc. Long Term Equity Compensation Incentive Plan to:

(i)	Tim Heavisides;

(ii)	Simon Wright;

(iii)	Gary Whitelam; and

(iv)	Paul Newton,
plus any Tax for which the Buyer or any of the CCPH or the Subsidiaries are obliged to account in respect thereof and subject to any necessary deductions for and on account of Tax (as advised by the Buyer),

(c)
Where such amounts are not provided for in the Completion Balance Sheet and/or the Post-Completion Balance Sheet, upon receipt by the Buyer of the relevant payment amount from the Seller as provided in Clause 9.8(b) above, the Buyer undertakes to use such amount for the relevant purpose pursuant to Clause 9.8(b).

Any liability in respect of employer's national insurance contributions thereon shall be discharged in full by the Seller.

9.9	Brazilian arrangements
Each of the parties will undertake its respective obligations pursuant to the step plan set out in Schedule 15.

9.10	Provident Agreement
Until June 2013, CCPH shall not carry on, be engaged with or otherwise interested in any capacity, directly or through a third party, in the underwriting of motor insurance (Class 10) in the United Kingdom, and CCPH shall procure that no member of the CCPH Group shall so carry on, be engaged with or otherwise interested in such underwriting, and CCPH shall not divulge any confidential or proprietary information relating to the businesses sold pursuant to the Provident Agreement to any third party (including for these purposes any other member of the Buyer's Group) and shall procure that no member of the CCPH Group shall disclose any such confidential or proprietary information. For the avoidance of doubt, this Clause 9.10 shall not operate to restrict the activities of the CCPH Group to any greater extent than its activities are currently restricted under Clause 8(a) of the Provident Agreement.

9.11	Car Garantie Indemnity
The Seller hereby covenants with and shall indemnify the Buyer and (at the Buyer's direction) each member of the Buyer's Group and (after Completion and at the Buyer's direction) each member of the CCPH Group from and against all Losses incurred, suffered or sustained by it or them arising from any alleged, suspected or found infringement of any applicable competition law or similar legislation (including any infringement alleged, suspected or found by any Regulatory Authority, court, tribunal or other competent body) in respect of any member of the CCPH Group's participation in the Car Garantie Agreement prior to Completion. For the purposes of this Clause 9.11 only, "Regulatory Authority" shall be deemed to include any competition or anti-trust authority to whose jurisdiction any member of the CCPH Group is or has been subject in respect of competition or anti-trust matters.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Confidentiality
Subject to Clause 10.2, each party shall treat as strictly confidential:

(a)	the existence and provisions of this Agreement and of any document or agreement entered into pursuant to this Agreement (including the Transaction Documents);

(b)	the negotiations relating to this Agreement and of any document or agreement entered into pursuant to this Agreement (including the Transaction Documents); and

(c)
all information received or obtained as a result of entering into or performing this Agreement and of any document or agreement entered into pursuant to this Agreement (including the Transaction Documents) which relates to the other party

(including Ally Financial) or the business, financial or other affairs of the other party (including Ally Financial).

10.2	Exceptions
Any party (including Ally Financial) may disclose information referred to in Clause 10.1 (including by way of press or public announcement or the issue of a circular) which would otherwise be confidential if and to the extent that the disclosure is:

(a)
approved by the other parties in writing in advance and, in the case of an announcement, the parties hereby acknowledge that they shall agree in good faith in good time before Completion an announcement to contain, as a minimum, the fact that the CCPH Group has been sold by the Seller to the Buyer;

(b)	required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

(c)
lawfully required by the rules of any securities or investment exchange or regulatory or governmental body to which any party (including Ally Financial) is subject, including the London Stock Exchange, NASDAQ, the UK Listing Authority or the Takeover Panel, whether or not the requirement for disclosure has the force of law;

(d)	required to vest in that party (including Ally Financial) the full benefit of this Agreement;

(e)
made to the professional advisers, auditors or bankers of that party (including Ally Financial) or of any other member of the Seller's Group from time to time (in the case of the Seller) or of any other member of the Buyer's Group (in the case of the Buyer) subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 10.1 as if they were parties to this Agreement;

(f)
made to the officers or employees of that party (including Ally Financial) or of any other member of the Seller's Group from time to time (in the case of the Seller) or of any other member of the Buyer's Group (in the case of the Buyer) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 10.1 as if they were parties to this Agreement; or

(g)	of information that has already come into the public domain through no fault of that party (including Ally Financial), provided that any information disclosed pursuant to Clause 10.2 (b) or (c) shall be disclosed only after notice to the other parties (save where such notice is prohibited by law or where it is not reasonably practicable to give such notice or where disclosure is made pursuant to the terms of a confidentiality agreement) and the disclosing party shall take reasonable steps to consult and co-operate with the other parties (including Ally Financial) regarding the content, timing and manner of that disclosure and shall only disclose what it is lawfully required to disclose.

10.3	No limit in time
The restrictions contained in this Clause shall continue to apply without limit in time notwithstanding if Completion takes place.

10.4	Notices to customers etc.
Nothing in this Agreement shall prohibit the Buyer from making or sending after Completion any announcement to a customer, client or supplier of the CCPH Group informing it that the Buyer has purchased the Shares.

11.	DEALING WITH AND VOTING ON THE SHARES

11.1	Dealing with and voting on the Shares.
The Seller declares that for so long as it remains the registered holder of any of the Shares after Completion it shall:

(a)
hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them and all rights arising out of or in connection with them, after Completion, on trust for the Buyer;

(b)	deal with and dispose of the Shares and all such dividends, distributions and rights as the Buyer may direct; and

(c)	if so requested by the Buyer:

(i)	vote at all meetings which the Seller shall be entitled to attend as the registered holder of the Shares in such manner as the Buyer may direct; and

(ii)
execute all instruments of proxy or other documents which the Buyer may reasonably require and which may be necessary or desirable or convenient to enable the Buyer to attend and vote at any such meeting.

11.2	Notices and forms of proxy
Following Completion, the Seller authorises and directs each member of the CCPH Group to send any notices in respect of its holding of Shares to the Buyer.

12.	COSTS
Each party (including Ally Financial) shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement. The Buyer shall promptly pay all stamp duty, stamp duty reserve tax and any other applicable transfer Tax (and any associated interest and penalties) payable in respect of the transfer of the Shares.

13.	ENTIRE AGREEMENT

13.1	Entire agreement

(a)
The Transaction Documents together represent the whole and only agreement between the parties (including Ally Financial) in relation to the sale and purchase of the Shares and supersede any previous agreement whether written or oral between the parties in relation to the subject matter of any of the aforementioned documents. In entering into the aforementioned documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them. Except in the case of fraud, no party shall have any right of action against the other parties (including Ally Financial) to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in any of the aforementioned documents.

(b)
For the purposes of Clause 13.1(a), "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of any of the aforementioned documents made or given by any person at any time prior to the date of this Agreement.

13.2	Financial promotion
The Buyer acknowledges that, in it or any relevant member of the Buyer's Group entering into the Transaction Documents, it or the relevant member of the Buyer's Group has not relied on any unlawful communication (as defined in s30(1) FSMA) made by or on behalf of any member of the CCPH Group, the Seller, any member of the Seller's Group from time to time or any of their respective professional advisers.

14.	CONTINUING EFFECT
Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that any provision has been fully performed on or before Completion and Completion shall not constitute a waiver of the parties' rights in relation to this Agreement or the Deed of Tax Covenant.

15.	LIABILITY AND INVALIDITY

15.1	Invalidity
If all or any part of any provision of this Agreement shall be or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of the remainder of that provision and/or all other provisions of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that provision and/or all other provisions of this Agreement.

15.2	No liability unless fraud

The Seller is not liable:

(a)	in contract in respect of any representation, warranty or other statement (other than the Seller's Warranties); or

(b)	in equity, tort or under the Misrepresentation Act 1967 in respect of any representation, warranty or other statement (whether or not contained in this Agreement), unless in any case it was made fraudulently. For the avoidance of doubt, this Clause 15.2 shall not limit the Seller's liability in respect of the breach of any covenant, undertaking or indemnity contained in this Agreement.

16.	AMENDMENTS AND WAIVERS

16.1	Amendments
No amendment or variation of the terms of the Transaction Documents shall be effective unless it is made or confirmed in a written document signed by each party (including Ally Financial in respect of amendments to Clause 8 of this Agreement only) to the relevant document.

16.2	Waivers
No delay in exercising or non-exercise by a party (including Ally Financial) of any right, power or remedy under this Agreement or any other document referred to in it shall impair, or otherwise operate as a waiver or release of, that right, power or remedy.

17.	FURTHER ASSURANCE AND ASSISTANCE

17.1	Further assurance

(a)
Each party (including Ally Financial) shall from time to time at its own cost (and shall use reasonable endeavours to procure that, in the case of the Seller, any member of the Seller's Group and, in the case of the Buyer, any member of the Buyer's Group) as soon as is practicable, do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery of them) as any other party shall from time to time reasonably require, in a form and in terms reasonably satisfactory to the other parties (including Ally Financial to the extent applicable), to give full effect to this Agreement and the Transaction Documents and to secure to the other the full benefit of the rights, powers and remedies conferred upon it in this Agreement and the Deed of Tax Covenant.

(b)
Without prejudice to the generality of Clause 17.1(a), the Seller shall provide reasonable assistance (to the extent required) to the Buyer in connection with the registration of the transfer of the trademarks transferred from CCP Mexico to CCPL pursuant to the Mexican Licence Agreement and in connection with the registration of the Shanghai Response Trademarks in the name of Shanghai Response (including in each case, to the extent relevant, assisting with any requests for information or complying with any other directions which may be issued by the relevant government or regulatory agencies responsible for such registrations). The Seller shall reimburse the Buyer all reasonable expenses properly incurred by it in connection with such registration (including, for the avoidance of doubt, all fees and disbursements and third party legal costs but excluding any internal management, legal or other costs).

(c)	To the extent any Company Information Technology or Company Intellectual Property (or any rights thereto):

(i)	is used by a member of the CCPH Group immediately prior to Completion;

(ii)	is not transferred to or otherwise vested in a member of the CCPH Group on or immediately following Completion; and

(iii)	does not relate to any service provided pursuant to the Transitional Services Agreement, then provided that a member of the Seller's Group has (at the relevant time) the right to transfer or licence (as the case may be) whatever rights, title or interest it may have therein, the Seller (having become aware of the same) shall ensure that such member of the Seller's Group transfers or licenses or sub-licenses such rights, title or interest to such member of the CCPH Group as the Buyer shall direct at no external cost to the Buyer.
For the avoidance of doubt, if the Seller owns any Company Information Technology and/or Company Intellectual Property to which this Clause 17.1(c) applies, the Seller shall transfer such ownership as it has in the relevant Company Information Technology and/or Company Intellectual Property (or part thereof) to the Buyer or a member of the CCPH Group (as the Buyer may direct) or, if the Seller owns and/or uses such Company Information Technology or Company Intellectual Property on a shared basis, the Seller shall licence the Buyer or any member of the CCPH Group (as the Buyer may direct) such that such entity has use of the relevant Company Information Technology and/or Company Intellectual Property (or part thereof).

17.2	Books and records
As from the Completion Date, the Seller and the Buyer shall give to the other such reasonable access to the books, accounts, records and returns of the other relating to or in connection with the CCPH Group as the other may require including the right to take copies and extracts on reasonable advance notice within the period of six calendar years from the Completion Date.

17.3	Availability of employees
After the Completion Date, each party (including Ally Financial) shall make available to each other party (and its authorised representatives) the assistance of such of its employees as such other party may reasonably require (on reasonable notice, during business hours and without causing undue disruption to the other party in carrying on its business in the ordinary course) in connection with the conduct of any proceedings against any member of the Seller's Group or the Buyer's Group, as the case may be, from time to time and of which any such employees have particular knowledge by virtue of their involvement in the matter giving rise to those proceedings or otherwise, and provided that such assistance:

(a)	is in good faith considered by such party to be reasonably required in connection with such proceedings; and

(b)
is not in respect of any proceedings being brought by such party against the other party pursuant to the Transaction Documents or otherwise. For the avoidance of doubt, any costs incurred pursuant to this Clause 17.3 shall be reimbursed by the other party.

17.4	Insurance
If, at any time after the date of this Agreement, the Seller shall wish to take out insurance against its liability under the Transaction Documents, the Buyer undertakes to provide such information at the Seller's cost as the prospective insurer may reasonably require before effecting that insurance.

18.	COUNTERPARTS

18.1	Any number of counterparts
This Agreement may be executed in any number of counterparts, and by the parties (including Ally Financial) on separate counterparts, but shall not be effective until each of the parties (including Ally Financial) has executed at least one counterpart.

18.2	Each counterpart an original
Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

19.	ASSIGNMENT AND THIRD PARTY RIGHTS

19.1	Agreement binding on successors and permitted assignees
This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

19.2	Benefit of agreement not assignable

(a)
Save as otherwise provided in any relevant Transaction Document, the benefit of any such Transaction Document may not be assigned, transferred, charged or dealt in (whether by way of security, trust or otherwise) either in whole or in part to any person: provided that, the Buyer may assign its rights hereunder, in whole or in part, to AmTrust Financial Services Inc. or any of its subsidiaries, without the consent of the Seller, and the Seller may assign its rights hereunder, in whole or in part, to Ally Financial without the consent of the Buyer. The liability of the parties shall not be any greater as a result of the assignment of the benefit in whole or in part of any such Transaction Document.

(b)	The Seller agrees, should the Buyer so request:

(i)
to enter into a deed of novation and release between the Buyer, the Seller and AmTrust Financial Services Inc. in respect of the Transaction Documents which deed shall provide for such consequential changes to be made to the relevant Transaction Documents to reflect that novation pursuant to which the Buyer shall be released from all obligations and liabilities under or in connection with the Transaction Documents; and

(ii)
to consent (such consent not to be unreasonably withheld) to enter into a deed of novation and release between the Buyer, the Seller and any of AmTrust Financial Services Inc.'s subsidiaries. The Seller's consent shall be deemed to have been reasonably withheld in circumstances where any of the Buyer's or any member of the Buyer's Group's (including, after Completion, the CCPH Group) payment obligations under any of the Transaction Documents remain outstanding.

(c)	The Buyer agrees, should the Seller so request at any time:

(i)
following Completion), to enter into a deed of novation and release between the Buyer, the Seller and Ally Financial in respect of the Transaction Documents which deed shall provide for such consequential changes to be made to the relevant Transaction Documents to reflect that novation pursuant to which the Seller shall be released from all obligations and liabilities under or in connection with the Transaction Documents;

(ii)
in the period prior to Completion, to use reasonable endeavours to work with the Seller in good faith (at the Seller's cost, including the Buyer's reasonable and properly incurred third party costs which shall include, for the avoidance of doubt, all fees and disbursements and third party legal costs but shall exclude any internal management, legal or other costs) to enter into a deed of novation and release between the Buyer, the Seller and Ally Financial in respect of the Transaction Documents which deed shall provide for such consequential changes to be made to the relevant Transaction Documents to reflect that novation pursuant to which the Seller shall be released from all obligations and liabilities under or in connection with the Transaction Documents.

19.3	No Rights of Third Parties
The parties do not intend any provision of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

20.	NOTICES

20.1	Form of notices

All communications relating to this Agreement shall be in writing and delivered by hand or sent by post with a copy for information purposes only, sent to the relevant email address of each party notified to the other from time to time and initially:

(a)
in the case of the Seller and Ally Financial, to Richard.Kent@ally.com at Ally Financial, whose principal business address is 200 Renaissance Center, 482-B09-B11, Detroit MI 48265, U.S. and Thomas.buiteweg@ally.com at the Seller, whose principal business address is 300 Galleria Officentre, Suite 201, Southfield, MI 48034, U.S. to the party concerned at the relevant address shown at the start of this Agreement (or such other address as may be notified from time to time in accordance with this Clause by the relevant party to the other party) and initially, in the case of the Seller, with copies to Richard Kent at 200 Renaissance Center, 482-B09-B11, Detroit MI 48265, U.S. and to Thomas Buiteweg at 300 Galleria Officentre, Suite 201, Southfield, MI 48034, U.S.; and

(b)
in the case of the Buyer, to Jeremy.cadle@amtrustgroup.com at IGI Group Limited, whose principal business address is 11th Floor, Market Square House, St James's Street, Nottingham, NG1 6FG, United Kingdom.

20.2	When notices take effect
Each of the communications referred to in Clause 20.1 shall take effect:

(a)	if delivered by hand, upon delivery; and

(b)
if posted, at the earlier of delivery and, if sent by first class registered post, 10.00 a.m. on the second Business Day after posting or, if sent by airmail, 10.00 a.m. on the fifth Business Day after posting.

21.	GOVERNING LAW AND JURISDICTION

21.1	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

21.2	Jurisdiction
Each party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.

22.	AGENT FOR SERVICE

(a)	Each of the Seller and Ally Financial irrevocably appoints TMF Corporate Services Limited as its agent to receive on each of its behalf in England service and agrees that:

(i)
service shall be deemed completed on delivery to TMF Corporate Services Limited's registered office (whether or not the relevant proceedings are forwarded to and received by the Seller or Ally Financial, as the case may be) and Clause 20.2 (When notices take effect) shall apply to determine the deemed time and proof of service as if references in that Clause to the giving of a notice were to the service of any proceedings arising out of or in connection with this Agreement and its subject-matter or formation and as if references to Clause 20.1 (Form of notices) were to this Clause 22(a)(i);

(ii)
if for any reason TMF Corporate Services Limited ceases to act as the agent for the Seller or Ally Financial (as the case may be) or no longer has an address in England, the Seller or Ally Financial (as the case may be) shall within 20 Business Days appoint a substitute agent with an address in England and shall give notice to the Buyer of the substitute agent's name, address, together with a copy of the substitute agent's acceptance of the appointment; and

(iii)
service on TMF Corporate Services Limited shall be effective unless and until the Buyer receives notice in accordance with Clause 22(a)(ii) from the Seller or Ally Financial (as the case may be) of the appointment of any substitute agent (and with effect from the Buyer's receipt of such notice the substitute agent shall be deemed to be the agent for the Seller or Ally Financial (as the case may be) for the purposes of this Clause 22(a)).

(b)	Nothing contained in this Agreement shall affect the right of any party (including Ally Financial) to this Agreement to serve process in any other manner permitted by law.
EXECUTION
The parties (including Ally Financial) have shown their acceptance of the terms of this Agreement by executing it as a deed after the Schedules.

EXECUTION:

SIGNED as a deed by Thomas Callahan Director, duly authorised for and on behalf ALLY INSURANCE HOLDINGS, INC. in the presence of: Susan Lamb	) ) )	/s/ Thomas Callahan

Witness's signature:	/s/ Susan Lamb
Witness's name (in capitals):	SUSAN LAMB
Witness's address:	33324 Jefferson St. Clair Shores, MI 48082

SIGNED as a deed by Jeremy Cadle Director, duly authorised for and on behalf IGI GROUP LIMITED. in the presence of: Peter Norris	) ) )	/s/ Jeremy Cadle

Witness's signature:	/s/ Peter Norris
Witness's name (in capitals):	PETER NORRIS
Witness's address:	26A Holmewood Ridge, Langton Green Kent TN30ED

SIGNED as a deed by William Muir Director, duly authorised for and on behalf ALLY FINANCIAL INC. in the presence of: Thelma Socia	) ) )	/s/ William Muir

Witness's signature:	/s/ Thelma K. Socia
Witness's name (in capitals):	THELMA K. SOCIA
Witness's address:	200 Renaissance Center P.O. Box 200 Detroit, Michigan 48265